As filed with the Securities and Exchange Commission on December 19, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GAMCO Investors, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-4007862
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Corporate Center

405867006Rye, New York 10580-1422
(914) 921-3700
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Kevin Handwerker
GAMCO Investors, Inc.
One Corporate Center
Rye, New York 10580-1422
(914) 921-3700
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Steve Wolosky, Esq. Elizabeth Gonzalez-Sussman, Esq. Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, New York 10019 (212) 451-2300

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of the conditions to the exchange offer described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☒
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price	Amount of registration fee
Class A common stock, par value $0.001 per share	$33,850,000 (1)	$4,215.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus/offer to exchange is not complete and may be changed. The Registrant may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus/offer to exchange is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY AND SUBJECT TO CHANGE, DATED DECEMBER 19, 2017

Associated Capital Group, Inc.

Offer to Exchange

[______] Shares of Class A Common Stock

of

 GAMCO Investors, Inc.

which are BENEFICIALLY owned by Associated Capital Group, Inc.

for

Outstanding Shares of Class A Common Stock

of

Associated Capital Group, Inc.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M, NEW YORK CITY TIME, ON [_______], 2018, UNLESS EXTENDED OR TERMINATED.

Associated Capital Group, Inc. (“Associated Capital,” “AC Group” or “AC”) is offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the accompanying letter of transmittal, to exchange [______] shares of AC Class A common stock, par value $0.001 per share (“AC Class A common stock”), which are validly tendered by AC stockholders in the offer and not properly withdrawn (the “offer” or the “exchange offer”), for outstanding shares of GAMCO Investors, Inc. (“GAMCO” or “GBL”) Class A common stock, par value $0.001 per share (“GAMCO Class A common stock”) that Associated Capital beneficially owns. For each share of AC Class A common stock accepted in the exchange offer, you will receive [___] shares of GAMCO Class A common stock (the “exchange ratio”), together with cash in lieu of any fractional share of GAMCO Class A common stock, without interest and less any applicable withholding taxes. This exchange ratio is fixed and will not be adjusted to reflect share price changes of the AC Class A common stock or GAMCO Class A common stock prior to the closing of the offer. Based on the closing price of the GAMCO Class A common stock on the New York Stock Exchange (the “NYSE”) on [______], 2017, the last full trading day prior to the commencement of the offer, the exchange ratio represents a [__]% discount to the closing share price of the GAMCO Class A common stock. Stated another way, based on such closing price, for each $1.00 of your AC Class A common stock accepted in this exchange offer, you will receive approximately $[_____] of GAMCO Class A common stock.

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), if the exchange offer is oversubscribed, Associated Capital may, and it expressly reserves the right to exchange, up to an additional [______] shares of AC Class A common stock (or 2% of the outstanding shares of AC Class A common stock as of [______], 2017) for GAMCO Class A common stock, without amending or extending the offer.

As of the date hereof, AC beneficially owns 4,393,055 shares of GAMCO Class A common stock. If the offer is fully subscribed, AC will beneficially own [____] shares of GAMCO Class A common stock. If the offer is oversubscribed and AC exercises its right, as permitted under the rules of the SEC, to increase the amount of AC Class A common stock to be exchanged in the offer by 2% of the outstanding shares of AC Class A common stock, AC will beneficially own [_____] shares of GAMCO Class A common stock following the offer.

AC’s directors, executive officers and affiliates do not intend to participate in the exchange offer and do not intend to tender any of their shares.

The terms and conditions of the exchange offer are described in this document, which you should read carefully. Neither Associated Capital nor GAMCO, nor any of their respective directors or officers, nor the exchange agent, makes any recommendation as to whether you should participate in the exchange offer. You must make your own decision after reading this prospectus/offer to exchange and consulting with your advisors.

The offer is not conditioned on any minimum number of shares being tendered. Associated Capital’s obligations to exchange shares of AC Class A common stock for shares of GAMCO Class A common stock are subject to certain customary conditions as described under “Exchange Offer Procedures — Conditions to the Offer.”

AC Class A common stock is listed on the NYSE under the symbol “AC” and GAMCO Class A common stock is listed on the NYSE under the symbol “GBL.” You are encouraged to obtain current market quotations for the AC Class A common stock and GAMCO Class A common stock in connection with your decision whether to tender your shares in the offer.

No appraisal rights are available in the offer.

For a discussion of certain factors that Associated Capital stockholders should consider in connection with the offer, please read the section of this prospectus/offer to exchange entitled “Risk Factors” beginning on page 5.

You are encouraged to read this entire prospectus/offer to exchange and the related letter of transmittal carefully, including the information referred to or incorporated by reference herein.

Neither GAMCO nor Associated Capital has authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this prospectus/offer to exchange, and if any person provides any information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by GAMCO or Associated Capital.

This prospectus/offer to exchange is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the SEC nor any state securities commission has approved or disapproved of the transactions or these securities, passed upon the merits or fairness of the transactions, or passed upon the adequacy or accuracy of the disclosure in this prospectus/offer to exchange. Any representation to the contrary is a criminal offense.

The date of this prospectus/offer to exchange is [______], 2017.

TABLE OF CONTENTS

ADDITIONAL INFORMATION	iii
SUMMARY TERM SHEET	1
The Offer (Page [__])	1
Associated Capital’s Reasons for the Offer (Page [__])	2
Effects of the Offer (Page [__])	2
Interests of Certain Persons (Page [__])	2
The Offer Procedures (Page [__])	2
Risk Factors (Page [__])	5
The Companies (Page [__])	5
Conditions to the Offer (Page [__])	6
Comparative Market Price and Dividend Matters (Page [__])	6
Comparison of Securityholders’ Rights (Page [__])	7
Material U.S. Federal Income Tax Consequences (Page [__])	7
Accounting Treatment (Page [__])	7
The Exchange Agent	8
Questions About the Offer	8
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF Associated Capital	9
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF GAMCO	10
UNAUDITED COMPARATIVE PER SHARE DATA	12
RISK FACTORS	13
FORWARD-LOOKING STATEMENTS	16
THE COMPANIES	17
Associated Capital	17
GAMCO	17
SPECIAL FACTORS	19
Background of the Offer	19
Associated Capital’s Reasons for the Offer	19
Effects of the Offer	20
Interests of Certain Persons	20
Special Committee Determination	21
Regulatory Approvals	22
Certain Relationships And Other Related Party Transactions	23
Fees and Expenses	28
Accounting Treatment	29

i

Resale of GAMCO Class A Common Stock	29
EXCHANGE OFFER PROCEDURES	30
Distribution of Offering Materials	30
Expiration of the Offer	30
Extension, Termination and Amendment of Offer	30
Exchange of Shares	31
Proration	32
Fractional Shares	32
Withdrawal Rights	32
Procedures for Tendering	33
Grant of Proxy	36
Fees and Commissions	36
Matters Concerning Validity and Eligibility	36
Announcement of Results of the Offer	37
Legal and Other Limitations	37
Exchange Agent Contact Information	37
Conditions to the Offer	37
COMPARATIVE MARKET PRICE AND DIVIDEND MATTERS	41
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ASSOCIATED CAPITAL	42
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	44
DESCRIPTION OF THE GAMCO CAPITAL STOCK	51
Description of Common Stock	51
Description of Preferred Stock	52
Business Combination Statute	53
Certificate of Incorporation and Bylaw Provisions	53
COMPARISON OF SECURITYHOLDERS’ RIGHTS	60
LEGAL MATTERS	64
EXPERTS	64
WHERE TO OBTAIN ADDITIONAL INFORMATION	65
GAMCO Filings	65
Associated Capital Filings	66

ii

ADDITIONAL INFORMATION

As permitted by the SEC, this prospectus/offer to exchange incorporates by reference important business and financial information about Associated Capital and GAMCO from documents filed with the SEC that have not been included in or delivered with this document.

This information is available without charge at the SEC’s website at http://www.sec.gov, as well as from other sources.

You can obtain the documents incorporated by reference in this document, without charge, by requesting them in writing or by telephone at the following address and telephone number.

Associated Capital Group, Inc. Attn: Francis Conroy One Corporate Center, Rye, NY 10580-1422 (203) 629-9595 http://www.associated-capital-group.com	GAMCO Investors, Inc. Attn: Kieran Caterina or Diane M. LaPointe One Corporate Center, Rye, NY 10580-1422 (914) 921-3700 http://www.gabelli.com

If you would like to request documents, in order to receive timely delivery prior to the expiration of the offer, please make your request at least five business days prior to the expiration date of the offer. The offer is scheduled to expire at 5:00 p.m., New York City time, on [______], 2018, unless earlier extended or terminated. Unless the offer is extended, this means that the latest you should request documents is [_____], 2018.

See also “Where To Obtain Additional Information.”

Associated Capital has supplied all information contained or incorporated by reference in this document relating to Associated Capital, and GAMCO has supplied all information contained or incorporated by reference in this document relating to GAMCO.

iii

SUMMARY TERM SHEET

As used in this prospectus/offer to exchange, unless otherwise indicated or the context requires: “Associated Capital,”“AC Group” or “AC” refer to Associated Capital Group, Inc., a Delaware corporation and its predecessors and its direct and indirect subsidiaries; and “GAMCO” and “GBL” refer to GAMCO Investors, Inc., a Delaware corporation and its direct and indirect subsidiaries, while references to “GAMCO Investors, Inc.” refer only to the holding company on an unconsolidated basis.

This section summarizes material information presented in greater detail elsewhere in this prospectus/offer to exchange. However, this summary term sheet does not contain all of the information that may be important to AC’s stockholders. You are urged to carefully read the remainder of this prospectus/offer to exchange, the related letter of transmittal, and the other information referred to or incorporated by reference in this prospectus/offer to exchange because the information contained in this section is not complete. See “Where To Obtain Additional Information.”

The Offer (Page [__])

Associated Capital is offering to exchange [______] shares of AC Class A common stock, par value $0.001 per share (“AC Class A common stock”), which are validly tendered by AC stockholders in the offer and not properly withdrawn (the “offer” or the “exchange offer”), for outstanding shares of GAMCO Class A common stock, par value $0.001 per share (“GAMCO Class A common stock”) that Associated Capital beneficially owns. For each share of AC Class A common stock accepted in the exchange offer, AC stockholders will receive [___] shares of GAMCO Class A common stock (the “exchange ratio”), together with cash in lieu of any fractional share of GAMCO Class A common stock, without interest and less any applicable withholding taxes. This exchange ratio is fixed and will not be adjusted to reflect share price changes of the AC Class A common stock or the GAMCO Class A common stock prior to the closing of the offer. Based on the closing price of the GAMCO Class A common stock on the New York Stock Exchange (the “NYSE”) on [______], 2017, the last full trading day prior to the commencement of the offer, the exchange ratio represents a [__]% discount to the closing share price of the GAMCO Class A common stock. Stated another way, based on such closing price, for each $1.00 of your AC Class A common stock accepted in this exchange offer, you will receive approximately $[_____] of GAMCO Class A common stock.

Associated Capital stockholders may tender all, some or none of their shares of AC Class A common stock. Shares of AC Class A common stock validly tendered by AC stockholders and not properly withdrawn will be accepted for exchange at the exchange ratio, on the terms and conditions of the exchange offer and subject to the limits described below, including the proration provisions. Shares not accepted for exchange will be credited to the holder’s account as soon as practicable following the expiration or termination of the exchange offer.

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), if the exchange offer is oversubscribed, Associated Capital may, and it expressly reserves the right to exchange, up to an additional [______] shares of AC Class A common stock (or 2% of the outstanding shares of AC Class A common stock as of [______], 2017) for GAMCO Class A common stock, without amending or extending the offer.

As of the date hereof, AC beneficially owns 4,393,055 shares of GAMCO Class A common stock. If the offer is fully subscribed, AC will beneficially own [____] shares of GAMCO Class A common stock. If the offer is oversubscribed and AC exercises its right, as permitted under the rules of the SEC, to increase the amount of AC Class A common stock to be exchanged in the offer by 2% of the outstanding shares of AC Class A common stock, AC will beneficially own [_____] shares of GAMCO Class A common stock following the offer.

AC’s directors, executive officers and affiliates do not intend to participate in the exchange offer and do not intend to tender any of their shares.

Associated Capital’s Reasons for the Offer (Page [__])

The following factors, among others, were considered by the Board of Directors of AC in making the determination to dispose of a portion of its beneficial interest in GAMCO by means of the exchange offer:

•	The exchange offer reduces the overlap of GAMCO and AC, in furtherance of AC’s goal of creating a more focused company, independent from GAMCO.

•	The exchange offer presents an opportunity for AC to repurchase a significant number of outstanding shares of AC Class A common stock without materially impacting its financial flexibility.

•	The exchange offer presents an opportunity for AC to focus its efforts on pursuing its growth initiatives. As previously disclosed in its public filings, AC has a bona fide intent to be engaged primarily in the alternative management business – i.e., a business other than that of investing, reinvesting, owning, holding or trading in securities. Accordingly, the exchange offer is consistent with AC’s efforts over the last two years to grow its alternative management business and expand its alternative investment product offerings, while reducing any portion of its business derived from investing in securities.

•	The exchange offer will likely present stockholders tendering shares of AC Class A common stock an opportunity to acquire shares of GAMCO Class A common stock at a discount to the then prevailing market price without payment of a broker commission.

•	The exchange offer is an efficient means of placing GAMCO Class A common stock with only those AC stockholders who wish to directly own an interest in GAMCO.

However, neither Associated Capital nor GAMCO, nor any of their respective directors or officers, nor the exchange agent, makes any recommendation as to whether you should participate in the exchange offer. You must make your own decision after reading this prospectus/offer to exchange and consulting with your advisors.

Effects of the Offer (Page [__])

AC Class A common stock acquired by AC in the exchange offer will be held as treasury stock unless and until retired or used for other purposes. Any AC Class A common stock acquired by AC in the exchange offer will reduce the total number of shares of AC Class A common stock outstanding.

Interests of Certain Persons (Page [__])

AC’s directors, executive officers and affiliates do not intend to participate in the exchange offer and do not intend to tender any of their shares. All stockholders, including AC’s directors, executive officers and affiliates, who do not participate in the exchange offer will increase their percentage ownership in AC.

The Offer Procedures (Page [__])

Extension; Termination; Amendment

The exchange offer, and tendering AC stockholders’ withdrawal rights, will expire at 5:00 p.m., New York City time, on [_______], 2018 (the “expiration date”), unless the exchange offer is extended or terminated. Associated Capital stockholders must tender their shares of AC Class A common stock prior to this time if they want to participate in the exchange offer. AC may extend, amend or terminate the exchange offer as described in this prospectus/offer to exchange. If AC extends the exchange offer, it will publicly announce by press release the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Proration

AC is seeking to exchange [____] shares of AC Class A common stock for [____] shares of GAMCO Class A common stock that AC beneficially owns. If, on the expiration date of the exchange offer, the exchange offer is oversubscribed, AC will accept on a pro rata basis, in proportion to the number of shares tendered, all shares of AC Class A common stock validly tendered and not properly withdrawn. As permitted under the rules of the SEC, Associated Capital may also, and it expressly reserves the right to exchange up to an additional [______] shares of AC Class A common stock (or 2% of the outstanding shares of AC Class A common stock as of [____], 2017) for GAMCO Class A common stock, without amending or extending the offer.

Associated Capital will announce the preliminary results of the exchange offer, including the preliminary proration factor, if any, by press release by 9:00 a.m., New York City time, on the first business day following the expiration of the exchange offer. Upon determining the number of shares of AC Class A common stock validly tendered for exchange, AC will announce the final results, including the final proration factor, if any, as promptly as practicable after the determination is made. Shares not accepted for exchange will be returned to the tendering stockholder promptly following the expiration or termination of the exchange offer, as applicable.

Fractional Shares

Fractional shares of GAMCO Class A common stock will not be issued in the exchange offer. Each AC stockholder who otherwise would be entitled to receive a fraction of a share of GAMCO Class A common stock pursuant to the offer will be paid an amount in cash (rounded to the nearest whole cent) without interest and less any applicable withholding taxes, equal to the product of: (i) such fraction, multiplied by (ii) $[_____].

Withdrawal Rights

Tendering Associated Capital stockholders may withdraw their tendered shares of AC Class A common stock at any time prior to 5:00 p.m., New York City time, on the expiration date. Thereafter, tenders of shares of AC Class A common stock are irrevocable, except that they may also be withdrawn after the expiration of forty business days from the commencement of the offer, if the shares have not yet been accepted for payment by AC pursuant to the offer.

If any stockholder who withdraws their tender changes their mind again prior to the expiration date, such stockholder may re-tender his/her shares of AC Class A common stock by again following the exchange offer procedures prior to such time.

In order for an AC stockholder to withdraw his/her tendered shares, such stockholder must provide a written notice or facsimile transmission notice of withdrawal to Computershare Trust Company, N.A., the exchange agent for this offer. The information that must be included in that notice is specified under “Exchange Offer Procedures — Withdrawal Rights.”

If a tendering AC stockholder holds his/her shares through a broker, dealer, commercial bank, trust company, custodian or similar institution, such AC stockholder should consult with that institution on the procedures with which he/she must comply and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal or facsimile notice of withdrawal to the exchange agent on such stockholder’s behalf before 5:00 p.m., New York City time, on the expiration date of the exchange offer. If an AC stockholder holds his/her shares through such an institution, that institution must deliver the notice of withdrawal with respect to any shares an AC stockholder wishes to withdraw. In such a case, as a beneficial owner and not a registered stockholder, such AC stockholder will not be able to provide a notice of withdrawal for such shares directly to the exchange agent.

Procedures for Tendering

For AC stockholders to validly tender their shares of AC Class A common stock pursuant to the exchange offer, AC stockholders must:

•	if such shares of AC Class A common stock are in certificated form or are held in book entry form directly with AC via the direct registration system, deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents, and certificates, if applicable, for tendered AC shares to Computershare Trust Company, N.A., the exchange agent for the offer, at its address set forth elsewhere in this prospectus/offer to exchange and the letter of transmittal, all of which must be received by the exchange agent on or prior to the expiration date;

•	if such shares of AC Class A common stock are in electronic book-entry form, deliver an agent’s message in connection with a book-entry transfer, and any other required documents, to the exchange agent at its address set forth elsewhere in this prospectus/offer to exchange and the letter of transmittal and follow the other procedures for book-entry tender set forth herein, all of which must be received by the exchange agent on or prior to the expiration date;

•	comply with the guaranteed delivery procedures described below; or

•	if such shares of AC Class A common stock are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), those shares may be tendered by your nominee by book-entry transfer through The Depository Trust Company (“DTC”). To validly tender such shares held in street name, you should instruct such nominee to do so on or prior to the expiration date. You should receive instructions from your nominee on how to participate in the exchange offer. In this situation, do not complete the letter of transmittal. Please contact the institution through which you hold your shares directly if you have not yet received instructions on how to tender your shares.

Tenders received by the exchange agent after the expiration date will be disregarded and of no effect. In all cases, AC stockholders will receive shares of GAMCO Class A common stock for tendered shares only after timely receipt by the exchange agent of certificates for such shares, if any, or of a confirmation of a book-entry transfer of such shares, and a properly completed and duly executed letter of transmittal and any other required documents.

If you are unable to deliver everything that is required to tender your shares to the exchange agent by the expiration date, you may obtain a limited amount of additional time by having a broker, a bank or another fiduciary that is an eligible institution guarantee that the missing items will be received by the exchange agent within three business days using the enclosed notice of guaranteed delivery. To validly tender shares of AC Class A common stock in this manner, however, the exchange agent must receive the missing items within the time period specified in the notice.

For a more complete discussion of the procedures for tendering your shares of AC Class A common stock, see “Exchange Offer Procedures — Procedures for Tendering.”

No Appraisal Rights

No appraisal rights are available to AC stockholders in connection with the offer.

Legal and Other Limitations

Except as described elsewhere in this prospectus/offer to exchange, AC is not aware of any jurisdiction where the making of the exchange offer or its acceptance would not be legal. If AC learns of any jurisdiction where making the exchange offer or its acceptance would not be permitted, AC intends to make a good faith effort to comply with the relevant law in order to enable such offer and acceptance to be permitted. If, after such good faith effort, AC cannot comply with such law, AC will determine whether the exchange offer will be made to and whether tenders will be accepted from or on behalf of persons who are holders of shares of AC Class A common stock residing in the jurisdiction. Although AC will deliver this prospectus/offer to exchange to its stockholders to the extent required by U.S. law, including to stockholders located outside the United States, this prospectus/offer to exchange is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of AC Class A common stock or GAMCO Class A common stock in any jurisdiction in which such offer, sale, purchase or exchange is not permitted.

Risk Factors (Page [__])

In deciding whether to tender your shares of AC Class A common stock, you should carefully consider in their entirety the matters described in “Risk Factors,” as well as other information included in this prospectus and the other documents incorporated by reference herein.

The Companies (Page [__])

Associated Capital

Associated Capital Group, Inc.

One Corporate Center

Rye, New York 10580-1422

(203) 629-9595

Associated Capital is a corporation that provides alternative investment management, institutional research and underwriting services. In addition, AC derives investment income/(loss) from proprietary trading of cash and other assets awaiting deployment in Associated Capital’s operating businesses.

Associated Capital was formed in Delaware on April 15, 2015 to be the holding company for the spin-off of GAMCO’s alternative investment management business, institutional research services operations and certain cash and other assets. On November 30, 2015, GAMCO distributed all the outstanding shares of each class of AC common stock on a pro rata one-for-one basis to the holders of each class of GAMCO’s common stock (the “spin-off”). The AC Class A common stock is listed on the NYSE under the ticker symbol “AC.”

As of September 30, 2017, Mario J. Gabelli, through his control and majority ownership of GGCP, Inc., a private company (“GGCP”), through GGCP Holdings, LLC (“Holdings”), a subsidiary of GGCP, and his individual direct ownership of Associated Capital common stock, beneficially owns 1,851 shares of AC Class A common stock and a majority of the outstanding AC Class B common stock, par value $0.001 per share (the “AC Class B common stock”) representing approximately 96.3% of the combined voting power of AC’s outstanding common stock and approximately 79% of the equity interest. Accordingly, Mr. Mario J. Gabelli is deemed to control Associated Capital.

GAMCO

GAMCO Investors, Inc.

One Corporate Center

Rye, New York 10580-1422

(914) 921-3700

GAMCO Investors, Inc. is a holding company. GAMCO, through the Gabelli brand, well known for its Private Market Value (PMV) with a CatalystTM investment approach, is a widely-recognized provider of investment advisory services to open-end funds, closed-end funds, and institutional and private wealth management investors principally in the United States. G.distributors, LLC (“G.distributors”) acts as an underwriter and distributor of GAMCO’s open-ended funds. GAMCO generally manages assets on a discretionary basis and invests in securities through various investment styles. GAMCO’s revenues are based primarily on assets under management and, to a lesser extent, incentive fees. GAMCO conducts its investment advisory business principally through the following subsidiaries: GAMCO Asset Management Inc. (Institutional and Private Wealth Management) and Gabelli Funds, LLC.

GAMCO was originally incorporated in New York in April 1998 in advance of its initial public offering in February 1999. In October 2013, GAMCO completed a tax free reorganization to reincorporate in Delaware. The GAMCO Class A common stock is listed on the NYSE under the ticker symbol “GBL.”

GGCP through Holdings owns a majority of the outstanding shares of GAMCO’s Class B common stock, par value $0.001 per share (“GAMCO Class B common stock”). As of September 30, 2017, such ownership represented approximately 91% of the combined voting power of GAMCO’s outstanding common stock and approximately 63% of the equity interest. Accordingly, Mr. Mario J. Gabelli is deemed to control GAMCO. Gabelli & Company Investment Advisers, Inc. (“GCIA”, f/k/a Gabelli Securities, Inc.), a wholly-owned subsidiary of Associated Capital beneficially owns 4,393,055 shares of GAMCO Class A common stock, representing approximately 15% of the equity interest and approximately 2% of the combined voting power as of September 30, 2017. Approximately [_____] shares of GAMCO Class A common stock that are owned by GCIA are expected to be exchanged pursuant to this exchange offer. GGCP is majority-owned by Mr. Mario J. Gabelli.

Conditions to the Offer (Page [__])

While the offer is not conditioned upon any minimum number of shares being tendered, it is subject to customary conditions, such as the absence of court and governmental action prohibiting, challenging or restricting the offer and the absence of changes in general market conditions or AC’s business that, in AC’s reasonable judgment, are or may be materially adverse to it, as well as other conditions. See “Exchange Offer Procedures — Conditions to the Offer” for more information.

Comparative Market Price and Dividend Matters (Page [__])

AC Class A common stock is listed on the NYSE under the symbol “AC” and GAMCO Class A common stock is listed on the NYSE under the symbol “GBL.” The following table sets forth the closing prices of AC Class A common stock and GAMCO Class A common stock on the NYSE, as reported on [______], 2017, the most recent practicable trading date prior to the date of this prospectus/offer to exchange.

		Per-Share AC Closing Price		Per-Share GAMCO Closing Price
[______], 2017	$	[___]	$	[___]

The exchange ratio is fixed and will not change based on the market value of either the GAMCO Class A common stock or the AC Class A common stock. However, the discount to the per-share value of GAMCO Class A common stock that AC stockholders will receive in the offer will be based on the market values of both the GAMCO Class A common stock and the AC Class A common stock at the time the exchange offer is completed. Associated Capital stockholders should obtain current market quotations for shares of GAMCO Class A common stock and AC Class A common stock before deciding whether to tender their shares of AC Class A common stock in the offer.

Comparison of Securityholders’ Rights (Page [__])

AC stockholders that receive GAMCO Class A common stock in the exchange offer will have rights that differ slightly from the rights they had as AC stockholders before the exchange offer. For a comparison of the rights of GAMCO Class A common stockholders to the rights of AC Class A common stockholders, see “Comparison of Securityholders’ Rights.”

Material U.S. Federal Income Tax Consequences (Page [__])

The U.S. federal income tax consequences to an AC stockholder may vary depending upon such AC stockholder’s particular facts and circumstances. In general, if an exchange of AC Class A common stock for GAMCO Class A common stock by a U.S. Holder (as defined below in “Material U.S. Federal Income Tax Consequences”) is treated as a sale or exchange for U.S. federal income tax purposes, such U.S. Holder recognizes gain or loss in an amount equal to the difference, if any, between (1) the sum of (i) any cash received in lieu of fractional shares of GAMCO Class A common stock, and (ii) the fair market value of any GAMCO Class A common stock received by such U.S. Holder pursuant to the exchange and (2) the U.S. Holder’s adjusted tax basis in its AC Class A common stock surrendered. Alternatively, if a U.S. Holder’s exchange is treated as a distribution, a U.S. Holder may be treated as receiving a dividend on all or some portion of the sum of (1) any cash received in lieu of fractional shares of GAMCO Class A common stock, and (2) the fair market value of any GAMCO Class A common stock received by such U.S. Holder pursuant to the exchange. Subject to certain exceptions, an exchange by a Non-U.S. Holder (as defined below in “Material U.S. Federal Income Tax Consequences”) generally is not subject to U.S. federal income tax if the exchange is treated as a sale or exchange. However, if a Non-U.S. Holder’s exchange is treated as a distribution, such non-U.S. Holder may be subject to U.S. federal withholding tax at a rate of 30 percent (or such lower rate as may be specified in an applicable income tax treaty).

For a more complete description of the material U.S. federal income tax consequences of an exchange of AC Class A common stock for GAMCO Class A common stock, including the tests for determining whether an AC stockholder’s exchange is treated as a sale or exchange or a distribution for U.S. federal income tax purposes, see “Material U.S. Federal Income Tax Consequences.”

Accounting Treatment (Page [__])

In accordance with United States generally accepted accounting principles (“GAAP” or “U.S. GAAP”), AC will account for the acquisition of shares in the offer as an acquisition of treasury stock at a cost equal to the market value of the shares of AC Class A common stock accepted in the exchange offer at the expiration of the exchange offer. Any difference between the net book value of AC’s holding of GAMCO Class A common stock and the market value of the shares of AC Class A common stock acquired at that date, plus any direct and incremental expenses of the exchange offer, will be recognized by AC as a gain or loss on the disposal of such GAMCO shares.

The Exchange Agent

The exchange agent for the exchange offer is Computershare Trust Company, N.A.

Questions About the Offer

Questions or requests for assistance or additional copies of this prospectus/offer to exchange, the letter of transmittal and notice of guaranteed delivery may be directed to the Company at the telephone numbers and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

Associated Capital Group, Inc. One Corporate Center Rye, NY 10580-1422 Attn: Secretary (914) 921-3700

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF Associated Capital

The following table sets forth selected historical financial information for Associated Capital as of the end of and for the periods indicated, following AC’s spin-off from GAMCO in 2015. The selected financial data of Associated Capital presented below for the years ended December 31, 2016 and 2015, are derived from, and qualified by reference to, Associated Capital’s audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this document. The selected financial data for the nine months ended September 30, 2017 and 2016 are derived from, and qualified by reference to, Associated Capital’s unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which is incorporated by reference into this document. The data shown below is not necessarily indicative of results to be expected for any future period. You should read the following information together with AC’s audited consolidated financial statements and the notes related thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in AC’s Annual Report on Form 10-K for the year ended December 31, 2016, and AC’s unaudited condensed consolidated financial statements and the notes related thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in AC’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017. See “Where To Obtain Additional Information.”

	Nine Months Ended September 30,		Year Ended December
	2017	2016	2016	2015
Consolidated Statement of Income Data (in thousands)
Total revenues	$15,330	$14,932	$31,227	$22,842
Total expenses	32,227	27,296	43,459	37,154
Operating loss	(16,897)	(12,364)	(12,232)	(14,312)
Total other income, net	1,172	21,978	26,577	11,736
Net income/(loss)	(7,058)	6,841	10,469	(891)
Net income/(loss) attributable to noncontrolling interests	(95)	270	251	(780)
Net income/(loss) attributable to AC's stockholders	(6,963)	6,571	10,218	(111)
Net income/(loss) per share attributable to AC's stockholders
Basic	(0.29)	0.26	0.41	—
Diluted	(0.29)	0.26	0.41	—
Basic weighted average shares outstanding	23,826	24,879	24,870	24,887
Diluted weighted average shares outstanding	23,826	25,194	25,175	25,170
Dividends paid per share	0.10	0.10	0.20	—

	Nine Months Ended September 30,		Year Ended December
	2017	2016	2016	2015
Consolidated Balance Sheet Data (in thousands)
Total assets	$979,519	$924,811	$952,603	$836,748
Total liabilities	39,192	22,743	74,351	79,461
Noncontrolling interests	42,119	3,999	4,230	5,738
Total liabilities and noncontrolling interest	81,311	26,742	78,581	85,199
Total equity	898,208	898,069	874,022	751,549
Total assets under management	1,545	1,251	1,272	1,080

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF GAMCO

The following table sets forth certain selected historical financial information for GAMCO as of the end of and for the periods indicated. The selected financial data of GAMCO presented below for the years ended December 31, 2016, 2015 and 2014, are derived from, and qualified by reference to, GAMCO’s audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this document. The selected financial data for the nine months ended September 30, 2017 and 2016 are derived from, and qualified by reference to, GAMCO’s unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which is incorporated by reference into this document. The financial data for the years ended December 31, 2013 and 2012 is derived from, and qualified by reference to, GAMCO’s audited consolidated financial statements, which are not incorporated by reference into this document. The data shown below is not necessarily indicative of results to be expected for any future period. You should read the following information together with GAMCO’s audited consolidated financial statements and the notes related thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in GAMCO’s Annual Report on Form 10-K for the year ended December 31, 2016, and GAMCO’s unaudited condensed consolidated financial statements and the notes related thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in GAMCO’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017. See “Where To Obtain Additional Information.”

	Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	201	2015	2014	2013	2012
Consolidated Statement of Income Data (in thousands)
Total revenues	$261,858	$253,050	$353,000	$380,976	$421,936	$378,359	$324,296
Total expenses	156,362	113,285	161,204	233,027	252,484	221,501	200,373
Operating income	105,496	139,765	191,796	147,949	169,452	156,858	123,923
Total other income (expense), net	(7,494)	(8,107)	(9,569)	(8,924)	(1,435)	(13,851)	(17,231)
Income from continuing operations	64,314	84,429	117,121	87,299	106,283	90,033	68,022
Income/(loss) from discontinued operations, net of taxes	—	—	—	(3,887)	3,107	26,820	7,517
Net income attributable to GAMCO's stockholders	64,314	84,429	117,121	83,412	109,390	116,853	75,539
Net income per share attributable to GAMCO's stockholders:
Basic - Continuing operations	2.22	2.89	4.01	3.43	4.20	3.51	2.59
Basic - Discontinued operations	—	—	—	(0.15)	0.12	1.05	0.28
Basic - Total	2.22	2.89	4.01	3.28	4.32	4.56	2.87
Diluted - Continuing operations	2.14	2.85	3.92	3.40	4.16	3.50	2.58
Diluted - Discontinued operations	—	—	—	(0.15)	0.12	1.04	0.28
Diluted - Total	2.14	2.85	3.92	3.24	4.28	4.54	2.86
Basic weighted average shares outstanding	28,930	29,222	29,182	25,425	25,335	25,653	26,283
Diluted weighted average shares outstanding	31,144	29,811	30,170	25,711	25,558	25,712	26,436
Dividends paid per share	$0.06	$0.06	$0.08	$0.28	$0.50	$0.72	$2.88

	Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Consolidated Balance Sheet Data (in thousands)
Total assets	$231,026	$121,268	$149,229	$103,899	$865,803	$708,761	$689,887
Long-term obligations	208,976	239,035	239,021	279,267	116,789	116,510	220,469
Other liabilities and noncontrolling interest	126,537	81,316	76,855	100,959	221,219	132,069	98,484
Total liabilities and noncontrolling interest	335,513	320,351	315,876	380,226	338,008	248,579	318,953
Total equity (deficit)	(104,487)	(199,083)	(166,647)	(276,327)	527,795	460,182	370,934
Total assets under management	43,089	39,806	39,684	38,659	46,447	46,103	35,485

UNAUDITED COMPARATIVE PER SHARE DATA

The following tables reflect certain historical per share data for GAMCO and Associated Capital, for the fiscal year ended December 31, 2016 and the nine months ended September 30, 2017.

GAMCO Per Share Data

	Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
GAMCO historical per share data Net income per share attributable to GAMCO's stockholders
Basic - Continuing operations	$2.22	$2.89	$4.01	$3.43	$4.20	$3.51	$2.59
Basic - Discontinued operations	—	—	—	(0.15)	0.12	1.05	0.28
Basic - Total	$2.22	$2.89	$4.01	$3.28	$4.32	$4.56	$2.87
Diluted - Continuing operations	$2.14	$2.85	$3.92	$3.40	$4.16	$3.50	$2.58
Diluted - Discontinued operations	—	—	—	(0.15)	0.12	1.04	0.28
Diluted - Total	$2.14	$2.85	$3.92	$3.24	$4.28	$4.54	$2.86
Weighted average shares outstanding:
Basic	28,930	29,222	29,182	25,425	25,335	25,653	26,283
Diluted	31,144	29,811	30,170	25,711	25,558	25,712	26,436
Dividends declared per share:	$0.06	$0.06	$0.08	$0.28	$0.50	$0.72	$2.88

Book value per share as of September 30, 2017		$(3.58)

AC Per Share Data

	Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2016	2015
AC historical per share data
Net income/(loss) per share attributable to AC's stockholders
Basic	$(0.29)	$0.26	$0.41	$—
Diluted	$(0.29)	$0.26	$0.41	$—
Weighted average number of shares outstanding:
Basic	23,826	24,879	24,870	24,887
Diluted	23,826	25,194	25,175	25,170
Dividends declared per share:	$0.10	$0.10	$0.20	$—

Book value per share as of September 30, 2017		$37.76

RISK FACTORS

In determining whether or not to tender your shares of AC Class A common stock in the exchange offer, you should consider carefully all of the information about GAMCO and AC included or incorporated by reference in this prospectus, as well as the information about the terms and conditions of the exchange offer. None of AC, GAMCO, or any of their respective directors or officers makes any recommendation as to whether you should tender your shares of AC Class A common stock. You must make your own decision after reading this prospectus and consulting with your advisors.

For a description of the material risks relating to GAMCO, you should carefully consider the specific risks described in GAMCO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and any risk factors set forth in GAMCO’s other filings with the SEC made pursuant to the Exchange Act, which are incorporated by reference herein. For a description of the material risks relating to AC, you should carefully consider the specific risks described in AC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and any risk factors set forth in AC’s other filings with the SEC made pursuant to the Exchange Act, which are incorporated by reference herein. See “Where To Obtain Additional Information.”

Risks Related to the Offer

Your investment will be subject to different risks after the exchange offer regardless of whether you elect to participate in the exchange offer.

Your investment will be subject to different risks as a result of the exchange offer, regardless of whether you tender all, some or none of your shares of AC Class A common stock.

•	If you exchange all of your shares of AC Class A common stock and the exchange offer is not oversubscribed, then you will no longer have an ownership interest in AC, but instead will own only an interest in GAMCO. As a result, your investment will be subject exclusively to risks associated with GAMCO and not risks associated with AC.

•	If you exchange all of your shares of AC Class A common stock and the exchange offer is oversubscribed, then the offer will be subject to the proration procedures described in this prospectus and you will own an interest in both AC and GAMCO. As a result, your investment will continue to be subject to risks associated with both AC and GAMCO.

•	If you exchange some, but not all, of your shares of AC Class A common stock, then regardless of whether the exchange offer is fully subscribed, the number of shares of AC Class A common stock you own will decrease (unless you otherwise acquire shares of AC Class A common stock), while the number of shares of GAMCO Class A common stock you own will increase. As a result, you will continue to own AC Class A common stock and GAMCO Class A common stock and continue to be subject to risks associated with both AC and GAMCO.

•	Even if you do not exchange any of your shares of AC Class A common stock, if the exchange offer is consummated, then your ownership interest in AC will increase on a percentage basis, while your indirect ownership in GAMCO (through AC’s remaining investment in GAMCO) will decrease. As a result, your investment will be more subject to risks associated with AC than to risks associated with GAMCO because AC will have a smaller investment in GAMCO.

Regardless of whether you tender your shares of AC Class A common stock, the shares you hold after the completion of the exchange offer will reflect a different investment from the investment you previously held.

The exchange ratio is fixed and will not be adjusted. Tendering AC stockholders may receive a reduced discount to the per-share value of GAMCO Class A common stock upon exchange of their shares or may not receive any discount in this exchange offer.

This exchange offer is designed to permit you to exchange your AC Class A common stock for shares of GAMCO Class A common stock at a [__]% discount to the per-share value of GAMCO Class A common stock as of [______], 2017.  Stated another way, based on such closing price, for each $1.00 of your AC Class A common stock accepted in this exchange offer, you will receive approximately $[_____] of GAMCO Class A common stock.  However, because the exchange ratio is fixed and will not vary based on the market value of either the GAMCO Class A common stock or AC Class A common stock, the discount that AC stockholders will receive to the per-share value of GAMCO Class A common stock in the exchange offer will vary based on the prices of both the GAMCO Class A common stock and AC Class A common stock at the time the exchange offer is completed. The market price of the GAMCO Class A common stock may decline after the date of this document, after you tender your shares and/or after the exchange offer is completed. A decline in the market price of the GAMCO Class A common stock could result from a variety of factors beyond GAMCO’s control, including, among other things, the other risks discussed or incorporated by reference in this prospectus/offer to exchange.

Because the exchange offer will not be completed until certain conditions have been satisfied or waived, a significant period of time may pass between the commencement of the exchange offer, the time you tender your shares and the time that AC accepts your shares for exchange. Therefore, at the time you tender your shares of AC Class A common stock pursuant to the exchange offer, you will not know the exact discount to the per-share value of GAMCO Class A common stock that will be issued if AC accepts your shares for exchange.  See “Comparative Market Price and Dividend Matters” of this document. You are urged to obtain current market quotations for shares of AC Class A common stock and for the GAMCO Class A common stock.

The exchange ratio was not directly derived from an independent third party valuation firm.

A special committee of the Board of Directors of Associated Capital, consisting entirely of independent directors, established the exchange ratio for the exchange offer, based on the market values of AC and GBL common stock, input from management and other factors.  In addition, due to the limited trading volume of shares of AC Class A common stock and GAMCO Class A common stock, the exchange ratio and the market price of AC Class A common stock and GAMCO Class A common stock may not adequately reflect the underlying value of either stock. The special committee did not engage consultants, appraisers or other independent third party investment professionals to assist in their establishment of the exchange ratio.  As with any valuation method, the methods used to determine the exchange ratio are based upon a number of assumptions, estimates and judgments that may not be accurate or complete.

The exchange offer remains subject to conditions that AC cannot control.

The exchange offer is subject to a number of conditions, including that the registration statement on Form S-4 of which this prospectus/offer to exchange is a part has been declared effective by the SEC, and the satisfaction of other customary conditions as described in this prospectus/offer to exchange. There are no assurances that all of the conditions to the exchange offer will be satisfied or that the conditions will be satisfied in the time frame expected. If the conditions to the exchange offer are not met, then AC may allow the exchange offer to expire, or amend or extend the exchange offer. See “Exchange Offer Procedures — Conditions to the Offer.”

The market price of AC Class A common stock may be adversely affected if the exchange offer is not completed.

If the exchange offer is not completed, the market price of AC Class A common stock may decline to the extent that the current market price reflects a market assumption that the exchange offer will be completed and have value.

Sales of GAMCO Class A common stock after the exchange offer may negatively affect the market price of GAMCO Class A common stock.

The market price of GAMCO Class A common stock could decline as a result of sales of a large number of shares of its common stock in the market after the exchange offer or the perception that these sales could occur. These sales, or the possibility that these sales may occur, might make it more difficult for GAMCO to sell equity securities in the future at a time and at a price that it deems appropriate. These sales could also result in a lower valuation of AC’s remaining investment in GAMCO.

Stockholders may not be able to sell the shares of GAMCO Class A common stock received in the exchange offer because GAMCO’s common stock has relatively limited trading volume.

GAMCO’s common stock has relatively limited trading volume, largely because a large percentage of the GAMCO Class A common stock is held by a limited number of stockholders.  Sales of a large number of shares of GAMCO Class A common stock in the market after the exchange offer or the perception that these sales could occur could further effect the liquidity of the GAMCO Class A common stock.  There can be no assurance that AC stockholders who tender their shares and receive GAMCO Class A common stock will be able to sell their shares of GAMCO Class A common stock in a timely manner or at trading prices above the discount to the per-share value of GAMCO Class A common stock received in the exchange offer.

If the exchange offer is completed, AC stockholders who tender their shares will receive GAMCO Class A common stock. GAMCO Class A common stock is affected by different factors than AC Class A common stock, and holders of GAMCO Class A common stock have slightly different rights than AC stockholders.

Upon consummation of the exchange offer, AC stockholders will receive GAMCO Class A common stock. Accordingly, GAMCO’s results of operations and the trading price of the GAMCO Class A common stock may be adversely affected by a number of factors other than those that would affect AC’s results of operations and stock price.

In addition, AC stockholders that receive GAMCO Class A common stock in the exchange offer will have rights that differ slightly from the rights they had as AC stockholders before the exchange offer. For a comparison of the rights of GAMCO Class A common stockholders to the rights of AC Class A common stockholders, see “Comparison of Securityholders’ Rights.”

The exchange offer could result in significant tax liability.

Each holder of AC Class A common stock who receives shares of GAMCO Class A common stock in the exchange offer generally would be treated as either (1) recognizing gain or loss for U.S. federal income tax purposes equal to the difference between the fair market value of the shares of GAMCO Class A common stock received by the holder (plus any cash in lieu of fractional GAMCO Class A common stock) and its tax basis in the shares of AC Class A common stock exchanged therefor, or (2) in certain circumstances, as receiving a taxable distribution equal to the fair market value of the shares of GAMCO Class A common stock received by the holder (even though, in either case, such holder has not received a cash payment with which to pay the resulting income tax liability). Accordingly, AC and AC stockholders could incur significant tax liabilities.

FORWARD-LOOKING STATEMENTS

GAMCO’s and AC’s disclosure and analysis in this prospectus/offer to exchange, any applicable prospectus supplement and other offering materials and documents that are incorporated by reference contain some forward-looking statements. Forward-looking statements give GAMCO’s and AC’s current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. GAMCO and AC use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results.

Although GAMCO and AC believe that they are basing their expectations and beliefs on reasonable assumptions within the bounds of what GAMCO and AC currently know about their respective businesses and operations, there can be no assurance that GAMCO’s or AC’s actual results will not differ materially from what GAMCO or AC expects or believes. Some of the factors that could cause GAMCO’s or AC’s actual results to differ from their respective expectations or beliefs include, without limitation: the adverse effect from a decline in the securities markets; a decline in the performance of GAMCO’s or AC’s products; a general downturn in the economy; changes in government policy or regulation; changes in GAMCO’s or AC’s ability to attract or retain key employees; and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.

GAMCO and AC also direct your attention to any more specific discussions of risk factors discussed under “Risk Factors” in this prospectus/offer to exchange or any applicable prospectus supplement or other offering materials or in GAMCO’s or AC’s filings with the SEC made pursuant to the Exchange Act, which are incorporated by reference herein.

GAMCO and AC are providing these statements as permitted by the Private Litigation Reform Act of 1995. Neither GAMCO nor AC undertakes to update publicly any forward-looking statements if either GAMCO or AC subsequently learns that it is unlikely to achieve its expectations or if GAMCO or AC receives any additional information relating to the subject matters of GAMCO’s or AC’s forward-looking statements, respectively.

THE COMPANIES

Associated Capital

AC is a Delaware corporation that provides alternative investment management, institutional research and underwriting services. In addition, AC derives investment income/(loss) from proprietary trading of cash and other assets awaiting deployment in its operating businesses. On November 30, 2015, GAMCO distributed all the outstanding shares of each class of AC common stock on a pro rata one-for-one basis to the holders of each class of GAMCO’s common stock pursuant to the spin-off.

AC conducts its investment management business through GCIA. GCIA and its wholly-owned subsidiary, Gabelli & Partners, LLC (“Gabelli & Partners”), collectively serve as general partners or investment managers to investment funds including limited partnerships and offshore companies (collectively, “Investment Partnerships”), and separate accounts. AC primarily manages assets in equity event-driven value strategies, across a range of risk and event arbitrage portfolios. The business earns management and incentive fees from its advisory assets. Management fees are largely based on a percentage of assets under management. Incentive fees are based on the percentage of the investment returns of certain clients’ portfolios. GCIA is an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended.

AC provides its institutional research and underwriting services through G.research, LLC (“G.research”) doing business as “Gabelli & Company,” an indirect wholly-owned subsidiary of AC. G.research is a broker-dealer registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is regulated by the Financial Industry Regulatory Authority (“FINRA”). Through G.research, AC provides institutional research services as well as acts as an underwriter primarily for affiliates of Associated Capital. G.research’s revenues are derived primarily from institutional research services.

Associated Capital’s principal executive offices are located at One Corporate Center, Rye, New York 10580. Associated Capital’s telephone number is (203) 629-9595. Associated Capital also maintains a website at http://www.associated-capital-group.com. Associated Capital’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

As of September 30, 2017, Mario J. Gabelli, through his control and majority ownership of GGCP, through Holdings, a subsidiary of GGCP, and his individual direct ownership of both classes of AC common stock, beneficially owns 1,851 shares of AC Class A common stock and a majority of the outstanding AC Class B common stock, representing approximately 96.3% of the combined voting power of AC’s outstanding common stock and approximately 79% of the equity interest. Accordingly, Mr. Mario J. Gabelli is deemed to control Associated Capital.

GAMCO

GAMCO, through the Gabelli brand, well known for its Private Market Value (PMV) with a CatalystTM investment approach, is a widely-recognized provider of investment advisory services to open-end funds, closed-end funds, and institutional and private wealth management investors principally in the United States.

GAMCO conducts its investment advisory business principally through the following subsidiaries: GAMCO Asset Management Inc. (Institutional and Private Wealth Management) and Gabelli Funds, LLC. G.distributors acts as an underwriter and distributor of GAMCO’s open-ended funds. GAMCO generally manages assets on a discretionary basis and invests in securities through various investment styles. GAMCO’s revenues are based primarily on assets under management and, to a lesser extent, incentive fees.

GAMCO’s revenues are highly correlated to the level of assets under management and fees associated with its various investment products, rather than its own corporate assets. Assets under management, which are directly influenced by the level and changes of the overall equity markets, can also fluctuate through acquisitions, the creation of new products, the addition of new accounts or the loss of existing accounts. Since various equity products have different fees, changes in GAMCO’s business mix may also affect revenues. At times, the performance of GAMCO’s equity products may differ markedly from popular market indices, and this can also impact its revenues. It is GAMCO’s belief that general stock market trends will have the greatest impact on its level of assets under management and, hence, on revenues.

GAMCO Investors, Inc. is a holding company originally incorporated in New York in April 1998 in advance of GAMCO’s initial public offering in February 1999. In October 2013, GAMCO completed a tax free reorganization to reincorporate in Delaware.

GGCP through Holdings owns a majority of the outstanding shares of GAMCO Class B common stock. As of September 30, 2017, such ownership represented approximately 91% of the combined voting power of GAMCO’s outstanding common stock and approximately 63% of the equity interest. Accordingly, Mr. Mario J. Gabelli is deemed to control GAMCO. GCIA, a wholly-owned subsidiary of Associated Capital owns 4,393,055 shares of GAMCO Class A common stock, representing approximately 15% of the equity interest and approximately 2% of the combined voting power as of September 30, 2017. Approximately [_____] shares of GAMCO Class A common stock that are owned by GCIA are expected to be exchanged pursuant to this exchange offer. GGCP is majority-owned by Mr. Mario J. Gabelli.

GAMCO’s principal executive offices are located at One Corporate Center, Rye, New York 10580. GAMCO’s telephone number is (914) 921-3700. GAMCO also maintains a website at http://www.gabelli.com. GAMCO’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

SPECIAL FACTORS

Background of the Offer

On November 30, 2015, GAMCO distributed to its stockholders all of the outstanding common stock of Associated Capital on a pro rata one-for-one basis to the holders of each class of GAMCO’s common stock pursuant to the spin-off.  Associated Capital was organized to be the parent operating company for the spin-off of GAMCO’s alternative investment management business, institutional research services operations and certain cash and other assets.  In advance of the spin-off, on November 27, 2015, GCIA purchased from GAMCO 4,393,055 shares of GAMCO Class A common stock.  GCIA paid for such purchase by issuing a note to GAMCO in the principal amount of $150.0 million (the “GCIA Note”). In connection with the completion of the spin-off, the GCIA Note was then contributed by GAMCO to AC, together with GAMCO’s interest in GCIA, certain cash and other assets.  As a result, GCIA became a subsidiary of AC and the GCIA Note became an intercompany note within Associated Capital.

The shares of GAMCO Class A common stock covered by this prospectus are held in the name of GCIA, which is a wholly owned subsidiary of AC.  AC is deemed to be a beneficial owner of the shares of GAMCO Class A common stock covered by this prospectus because it has voting and dispositive power over such shares.

For a description of the relationships between Associated Capital, GAMCO and their respective affiliates, see “Special Factors — Certain Relationships with GAMCO.”

Associated Capital’s Reasons for the Offer

The following factors, among others, were considered by the Board of Directors of AC in making the determination to dispose of a portion of its interest in GAMCO by means of the exchange offer:

•	The exchange offer reduces the overlap of GAMCO and AC, in furtherance of AC’s goal of creating a more focused company, independent from GAMCO.

•	The exchange offer presents an opportunity for AC to repurchase a significant number of outstanding shares of AC Class A common stock without materially impacting its financial flexibility.

•	The exchange offer presents an opportunity for AC to focus its efforts on pursuing its growth initiatives. As previously disclosed in its public filings, AC has a bona fide intent to be engaged primarily in the alternative management business – i.e., a business other than that of investing, reinvesting, owning, holding or trading in securities. Accordingly, the exchange offer is consistent with AC’s efforts over the last two years to grow its alternative management business and expand its alternative investment product offerings, while reducing any portion of its business derived from investing in securities.

•	The exchange offer will likely present stockholders tendering shares of AC Class A common stock an opportunity to acquire shares of GAMCO Class A common stock at a discount to the then prevailing market price without payment of a broker commission.

•	The exchange offer is an efficient means of placing GAMCO Class A common stock with only those AC stockholders who wish to directly own an interest in GAMCO.

Effects of the Offer

AC Class A common stock acquired by AC in the exchange offer will be held as treasury stock unless and until retired or used for other purposes. Any AC Class A common stock acquired by AC in the exchange offer will reduce the total number of shares of AC Class A common stock outstanding.

In addition, holders of AC stock will be affected by the exchange offer as follows:

•	If you exchange all of your shares of AC Class A common stock and the exchange offer is not oversubscribed, then you will no longer have an ownership interest in AC, but instead will own only an interest in GAMCO. As a result, your investment will be subject exclusively to risks associated with GAMCO and not risks associated solely with AC.

•	If you exchange all of your shares of AC Class A common stock and the exchange offer is oversubscribed, then the offer will be subject to the proration procedures described in this prospectus and you will own an interest in both AC and GAMCO. As a result, your investment will continue to be subject to risks associated with both AC and GAMCO.

•	If you exchange some, but not all, of your shares of AC Class A common stock, then regardless of whether the exchange offer is fully subscribed, the number of shares of AC Class A common stock you own will decrease (unless you otherwise acquire shares of AC Class A common stock), while the number of shares of GAMCO Class A common stock you own will increase. As a result, you will continue to own AC Class A common stock and GAMCO Class A common stock and continue to be subject to risks associated with both AC and GAMCO.

•	Even if you do not exchange any of your shares of AC Class A common stock, if the exchange offer is consummated, then your ownership interest in AC will increase on a percentage basis, while your indirect ownership in GAMCO (through AC’s remaining investment in GAMCO) will decrease. As a result, your investment will be more subject to risks associated with AC than to risks associated with GAMCO because AC will have a smaller investment in GAMCO.

Interests of Certain Persons

AC’s directors, executive officers and affiliates do not intend to participate in the exchange offer and do not intend to tender any of their shares. All stockholders, including AC’s directors, executive officers and affiliates, who do not participate in the exchange offer will increase their percentage ownership in AC.

Further, as of September 30, 2017, Mario J. Gabelli, through his control and majority ownership of GGCP, through Holdings, a subsidiary of GGCP, and his individual direct ownership of both classes of AC common stock, beneficially owns 1,851 shares of AC Class A common stock and a majority of the outstanding AC Class B common stock, representing approximately 96.3% of the combined voting power of AC’s outstanding common stock and approximately 79.3% of the equity interest. By virtue of his ownership of GGCP, as well as his direct ownership of AC common stock, Mario J. Gabelli may be deemed to control AC. In addition, Mario J. Gabelli has the same relative ownership in GAMCO as he does in AC and may be deemed to control GAMCO. GGCP and Mr. Mario Gabelli have indicated that they do not intend to participate in the exchange offer. All stockholders of AC that do not participate in the exchange offer, including GGCP and Mr. Mario Gabelli, as well as the other officers and directors of AC, will increase their percentage ownership in AC on pro rata basis if the exchange offer is consummated. If the exchange offer is fully subscribed, GGCP will become the beneficial owner of approximately [__]% of the combined voting power and approximately [__]% of the outstanding shares of AC common stock. The offer may result in AC having less than three hundred stockholders of record and therefore, Associated Capital may be permitted to deregister under the Exchange Act. This exchange offer is not being undertaken with the purpose of delisting from the NYSE or deregistering under the Exchange Act. The AC Board of Directors currently has no intention of delisting or deregistering. Notwithstanding the foregoing, the AC Board of Directors may, in the course of evaluating potential development, strategic and other corporate opportunities available to AC, explore whether to delist from the NYSE and deregister under the Exchange Act to reduce legal, accounting and other administrative expenses relating thereto.

Special Committee Determination

At meetings of the Board of Directors of AC held on October 11, 2017 and November 6, 2017, the AC Board of Directors discussed various ways to maximize the value of AC’s investment in GAMCO. Through the course of these discussions, the Board of Directors of AC considered undertaking block sale transactions, open market sales, potential in-kind distributions to existing stockholders and other potential means of disposing of its GAMCO Class A common stock. For flexibility, the AC Board of Directors requested GAMCO to file, and GAMCO filed, on November 7, 2017, a resale registration statement to cover the resale of the GAMCO Class A common stock that AC beneficially owned. At these meetings, the Board of Directors of AC also discussed a possible exchange offer of AC Class A common stock for GAMCO Class A common stock that AC beneficially owns.

At the October 11, 2017 meeting of the AC Board of Directors, the AC Board of Directors established a special committee consisting of three independent directors, Bruce M. Lisman, Frederic V. Salerno and Salvatore F. Sodano, with Mr. Salerno acting as the chairman of the committee, to further evaluate a possible exchange offer as well as other alternatives for AC to liquidate its investment in GAMCO. The special committee met on October 30, 2017. At this meeting, the special committee resolved that it would recommend to the AC Board of Directors that AC commence an exchange offer of AC Class A common stock for GAMCO Class A common stock that AC beneficially owns for the reasons set forth above under “—Associated Capital’s Reasons for the Offer.”

At the November 6, 2017 meeting of the AC Board of Directors, upon the recommendation of the special committee, the AC Board of Directors formally approved pursuing the exchange offer. Also at this meeting, the AC Board of Directors tasked the special committee to evaluate and recommend for approval by the full AC Board of Directors, the material terms of the exchange offer, including the exchange ratio for the offer.

At additional meetings of the special committee held on November 17, 2017, [         ], 201[ ] and [         ], 201[ ], the special committee discussed the materials terms of the offer, taking into consideration the need to provide a meaningful incentive to AC stockholders in order to maximize the participation in the offer. In determining the exchange ratio, the AC special committee considered the following factors:

•	the simple arithmetic averages of the daily volume-weighted average prices (VWAPs) of shares of GAMCO Class A common stock and AC Class A common stock on the NYSE during the [ ] consecutive trading days ending on and including [ ], 2017, the [ ] trading day prior to the date AC commenced the offer;

•	the underlying value of the assets of GAMCO and AC, as determined with input from management at each of GAMCO and AC and the special committee’s familiarity with each of the companies;

•	the general liquidity of each of GAMCO Class A common stock and AC Class A common stock;

•	the benefit to AC stockholders of the further economic separation from GAMCO; and

•	the benefit to the AC shareholders derived from the reduction of the number of outstanding shares of AC stock.

Based on these factors, at a meeting held on [ ], 201[ ], the special committee recommended, and the full AC Board of Directors approved, that for each share of AC Class A common stock accepted in the exchange offer, AC stockholders will receive [___] shares of GAMCO Class A common stock, together with cash in lieu of any fractional share of GAMCO Class A common stock, without interest and less any applicable withholding taxes. This exchange ratio is fixed and will not be adjusted to reflect share price changes of the AC Class A common stock or the GAMCO Class A common stock prior to the closing of the offer. Based on the closing price of the GAMCO Class A common stock on the NYSE on [______], 2017, the last full trading day prior to the commencement of the offer, the exchange ratio represents a [__]% discount to the closing share price of the GAMCO Class A common stock. Stated another way, based on such closing price, for each $1.00 of AC Class A common stock accepted in this exchange offer, AC stockholders will receive approximately $[_____] of GAMCO Class A common stock.

The special committee of the Board of Directors of Associated Capital, did not engage consultants, appraisers or other independent third party investment professionals to assist in their establishment of the exchange ratio or other material terms of the offer. The special committee believed that based on the factors set forth above and its familiarity with GAMCO and AC, it was not necessary to retain such advisors. The special committee also considered the fact that participation in the offer is voluntary and accordingly, AC stockholders can make their own investment decision as to whether or not to participate.

Regulatory Approvals

Associated Capital is not aware of any governmental license or regulatory permit that appears to be material to GAMCO’s business that might be adversely affected by the offer or of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the offer. Should any of these approvals or other actions be required, Associated Capital currently contemplates that these approvals or other actions will be sought. There can be no assurance that (a) any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions), or (b) if these approvals were not obtained or these other actions were not taken adverse consequences would not result to AC’s or GAMCO’s business.

AC and GAMCO have agreed to use their reasonable best efforts to obtain any required governmental or third party consents and approvals required in connection with the offer and use their reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the offer as promptly as practicable.

It is a condition to completion of the offer that no governmental entity having jurisdiction over AC or GAMCO has enacted, issued, promulgated, enforced or entered any law, order, decree or ruling (whether temporary, preliminary or permanent) that is then in effect which has the effect of making the offer illegal or otherwise prohibiting consummation of the offer.

Certain Relationships And Other Related Party Transactions

As of September 30, 2017, GGCP, through Holdings, owns a majority of GAMCO’s Class B common stock representing approximately 91% of the combined voting power of GAMCO’s common stock and approximately 63% of the equity interest.  As of September 30, 2017, GGCP, through Holdings, owns a majority of AC Class B common stock and 10,000 shares of AC’s Class A common stock, together representing approximately 94% of the combined voting power and approximately 76% of the equity interest. In addition to Mr. Mario Gabelli, various family members of Mr. Mario Gabelli are stockholders of GGCP. In connection with the spin-off, Associated Capital entered into certain agreements with GAMCO to define Associated Capital’s ongoing relationship with GAMCO after the spin-off. These other agreements define responsibility for obligations arising before and after the spin off date, including obligations relating to Associated Capital’s employees, certain transitional services and taxes and are summarized below.

Effective January 1, 2014, GAMCO Asset Management Inc. (a wholly-owned subsidiary of GAMCO) (“GAMCO Asset”) and Gabelli Funds, LLC, (a wholly-owned subsidiary of GAMCO) (“Funds Advisor” or “Gabelli Funds”) each entered into a research services agreement with G.research, a wholly-owned subsidiary of GCIA (which is a wholly-owned subsidiary of Associated Capital), for G.research to provide them with the same types of research services that it provides to its other clients. For the nine months ended September 30, 2017, GAMCO Asset paid G.research $1,125,000 and Funds Advisor paid G.research $1,147,500.

Separation and Distribution Agreement

On November 30, 2015, GAMCO entered into a Separation and Distribution Agreement with Associated Capital (the “Separation Agreement”), which contains the key provisions relating to the separation of Associated Capital’s business from that of GAMCO and the distribution of the Associated Capital common stock. The Separation Agreement identified the assets transferred, liabilities assumed and contracts assigned to Associated Capital by GAMCO and by Associated Capital to GAMCO in the spin-off and describes when and how these transfers, assumptions and assignments occurred. The Separation Agreement also includes procedures by which GAMCO and Associated Capital became separate and independent companies. The Separation Agreement also provides that, as of November 30, 2015, each party released the other party and their respective affiliates and their directors, officers, employees and agents from all claims, demands and liabilities, in law and in equity, against such other party, which such releasing party has or may have had relating to events, circumstances or actions taken by such other party prior to the distribution. This release does not apply to claims arising from the Separation Agreement.

Indemnification

GAMCO has agreed to indemnify Associated Capital and its directors, officers, employees, agents and affiliates (collectively, “Associated Capital indemnitees”) against all losses, liabilities and damages incurred or suffered by any of the Associated Capital indemnitees arising out of:

•	GAMCO’s business;

•	the failure or alleged failure of GAMCO or any of its subsidiaries to pay, perform or otherwise discharge in due course any of GAMCO’s liabilities;

•	a breach by GAMCO of any of its obligations under the Separation Agreement; and

•	any untrue statement or alleged untrue statement of a material fact: (i) contained in any document filed with the SEC by GAMCO pursuant to any securities rule, regulation or law, (ii) otherwise disclosed by GAMCO or its subsidiaries to investors or potential investors in GAMCO or its subsidiaries or (iii) furnished to any Associated Capital indemnitee by GAMCO or any of its subsidiaries for inclusion in any public disclosures to be made by any Associated Capital indemnitee; or any omission or alleged omission to state in any information described in clauses (i), (ii) or (iii) a material fact necessary to make the statements not misleading. The indemnity described in this paragraph is available only to the extent that Associated Capital losses are caused by any such untrue statement or omission or alleged untrue statement or omission, and the information which is the subject of such untrue statement or omission or alleged untrue statement or omission was not supplied after the spin-off by Associated Capital or its agents.

Similarly, Associated Capital has agreed to indemnify GAMCO and its directors, officers, employees, agents and affiliates (collectively, “GAMCO indemnitees”) against all losses, liabilities and damages incurred or suffered by any of the GAMCO indemnitees arising out of:

•	Associated Capital’s business;

•	the failure or alleged failure of Associated Capital or any of its subsidiaries to pay, perform or otherwise discharge in due course any of Associated Capital’s liabilities;

•	a breach by Associated Capital of any of its obligations under the Separation Agreement; and

•	any untrue statement or alleged untrue statement of a material fact: (i) contained in any document filed with the SEC by Associated Capital following the distribution pursuant to any securities rule, regulation or law, (ii) otherwise disclosed following the distribution by Associated Capital or its subsidiaries to investors or potential investors in Associated Capital or its subsidiaries or (iii) furnished to any GAMCO indemnitee by Associated Capital or any of its subsidiaries for inclusion in any public disclosures to be made by any GAMCO indemnitee; or any omission or alleged omission to state in any information described in clauses (i), (ii) or (iii) a material fact necessary to make the statements not misleading. The indemnity described in this paragraph is available only to the extent that GAMCO losses are caused by any such untrue statement or omission or alleged untrue statement or omission, and the information which is the subject of such untrue statement or omission or alleged untrue statement or omission was not supplied by GAMCO or its agents.

Transitional Administrative and Management Services Agreement

On November 30, 2015, GAMCO entered into a Transitional Administrative and Management Services Agreement with Associated Capital (the “Transition Services Agreement”) pursuant to which GAMCO will provide Associated Capital with a variety of services and Associated Capital will provide payroll services to GAMCO following the spin-off.  Among the principal services GAMCO will provide to Associated Capital are:

•	accounting, financial reporting and consolidation services, including the services of a financial and operations principal;

•	treasury services, including, without limitation, insurance and risk management services and administration of benefits;

•	tax planning, tax return preparation, recordkeeping and reporting services;

•	human resources, including but not limited to the sourcing of permanent and temporary employees as needed, recordkeeping, performance reviews and terminations;

•	legal and compliance advice;

•	technical/technology consulting; and

•	operations and general administrative assistance, including office space, office equipment and furniture, payroll, procurement, and administrative personnel.

In providing the services pursuant to this agreement, GAMCO may, subject to the prior written consent of Associated Capital, employ consultants and other advisers in addition to utilizing its own employees. Services provided by GAMCO to Associated Capital or by Associated Capital to GAMCO under the Transition Services Agreement are charged at cost and for the year ended December 31, 2016, GAMCO paid Associated Capital $4,656,441 and Associated Capital paid $12,164,746 to GAMCO.

The Transition Services Agreement had an initial term of twelve months, but it has been extended and has not been terminated to date. The Transition Services Agreement is terminable by either party on 30 days’ prior written notice to the other party. Each of the following named executives of GAMCO earned compensation through the year ended December 31, 2016 for services rendered to Associated Capital pursuant to the Transition Services Agreement and/or, in some cases, an additional amount that was earned by them directly for incentive-based variable compensation from Associated Capital, as set forth below.

	GAMCO Named Executives’ compensation from Associated Capital for the fiscal year ended December 31, 2016
Name	Earned for services rendered to Associated Capital pursuant to the Transition Services Agreement ($)	Earned directly as incentive-based variable compensation from AC ($)
Mario J. Gabelli	-0-	1,720,617
Douglas R. Jamieson	400,000	297,026
Kevin Handwerker	162,150	-0-
Kieran Caterina	82,500	-0-
Diane LaPointe	54,937	-0-
Agnes Mullady	400,000	-0-
Bruce Alpert	-0-	1,474
Henry Van der Eb	-0-	-0-

Each of the following named executives of AC earned compensation for the year ended December 31, 2016 for services rendered to GAMCO pursuant to the Transition Services Agreement and/or, in some cases, an additional amount that was earned by them directly for incentive-based variable compensation from GAMCO, as set forth below.

	AC Named Executives’ compensation from GAMCO for the fiscal year ended December 31, 2016
Name	Earned for services rendered to GAMCO ($)	Earned as incentive-based variable compensation from GAMCO ($)
Mario J. Gabelli	-0-	75,965,266
Douglas R. Jamieson	680,000	2,694,206
Kevin Handwerker	692,850	-0-

Tax Indemnity and Sharing Agreement

On November 30, 2015, GAMCO entered into a Tax Indemnity and Sharing Agreement with Associated Capital that provides for certain agreements and covenants related to tax matters involving Associated Capital and GAMCO. This agreement covers time periods before and after the distribution. Among the matters addressed in the agreement are filing of tax returns, retention and sharing of books and records, cooperation in tax matters, control of possible tax audits and contests and tax indemnities. This agreement also provides for limitations on certain corporate transactions that could affect the qualification of the spin-off as tax free under the Internal Revenue Code of 1986, as amended.

Promissory Note

In connection with the spin-off of Associated Capital on November 30, 2015, GAMCO issued a $250 million promissory note (the “AC 4% PIK Note”) payable to Associated Capital.  The AC 4% PIK Note bears interest at 4.0% per annum.  The original principal amount has a maturity date of November 30, 2020.  Interest on the AC 4% PIK Note will accrue from the date of the last interest payment. Prior to December 1, 2019, at the election of GAMCO, payment of interest on the AC 4% PIK Note may be paid in kind (in whole or in part) on the then-outstanding principal amount (a “PIK Amount”) in lieu of cash. When issued, GAMCO agreed to repay the original principal amount of the AC 4% PIK Note to Associated Capital in five equal annual installments of $50 million on each interest payment date up to and including the maturity date.  All PIK Amounts added to the outstanding principal amount of the AC 4% PIK Note will mature on the fifth anniversary from the date the PIK Amount was added to the outstanding principal of the AC 4% PIK Note.  GAMCO may prepay the AC 4% PIK Note (in whole or in part) prior to maturity without penalty.  During 2016 and 2017, GAMCO prepaid $200 million of principal of the AC 4% PIK Note and $50 million is due on November 30, 2020.  For the nine months ended September 30, 2017, GAMCO incurred interest expense of $2,511,233 for the AC 4% PIK Note.

Service Mark and Name License Agreement

On November 30, 2015,  GAMCO entered into a Service Mark and Name License Agreement with Associated Capital pursuant to which Associated Capital has certain rights to use the “Gabelli” name and the “GAMCO” name.

Other Related Party Transactions

The AC Group owns 4,393,055 million shares of GAMCO’s Class A common stock, of which [____] shares are being offered in exchange for AC Class A common stock in this offer. On November 27, 2015, GCIA, a wholly owned subsidiary of Associated Capital, purchased from GAMCO 4,393,055 shares of GAMCO Class A common stock at a price of $34.1448 per share, based on the average of the volume weighted average price for GAMCO Class A stock on an “ex-Distribution” basis from November 9, 2015 through and including November 27, 2015. GCIA paid for the purchase by issuing a note to GAMCO in the principal amount of $150.0 million (the “GCIA Note”). The GCIA Note was then contributed by GAMCO to AC and GCIA became a subsidiary of AC on November 30, 2015 in connection with the completion of the spin-off. For the nine months ended September 30, 2017, GCIA recorded dividend income of $0.4 million related to its investment in GAMCO shares of common stock.

Associated Capital invests a substantial amount of its cash equivalents in a money market mutual fund, 100% of which is invested in U.S. Treasury bills, managed by Gabelli Funds, which is owned 100% by GAMCO. Associated Capital had $234.2 million in these money market funds at September 30, 2017 and earned dividends of $1,462,341 for the nine months ended September 30, 2017.

Associated Capital’s investments in affiliated equity mutual funds, which are advised by Gabelli Funds and Teton Advisors, Inc., which is majority-owned by Holdings, which is also the majority stockholder of GAMCO and Associated Capital, at September 30, 2017 totaled $97.0 million. Dividend income earned from the affiliated equity mutual funds, excluding the money market mutual fund, was $0.9 million for the nine months ended September 30, 2017.

Pursuant to an agreement between GCIA and Funds Advisor, Funds Advisor pays to GCIA 90% of the net revenues received by Funds Advisor related to being the advisor to the GAMCO International SICAV (the “SICAV”), a Luxembourg company qualified under the EU UCITS Directive.  Net revenues are defined as gross advisory fees less expenses related to payouts and expenses of the SICAV paid by Funds Advisor.  The amount paid by Funds Advisor to GCIA for the nine months ended September 30, 2017 was $1,725,889 and is included in management fees on Associated Capital’s consolidated statements of operations.

Associated Capital is charged or incurs certain overhead expenses that are also attributable to other affiliates. These overhead expenses are allocated to Associated Capital by GAMCO, if general and administrative related, and by GCIA to other affiliates, if payroll or expense reimbursement related, as the expenses are incurred, based upon methodologies periodically reviewed by the management of Associated Capital and the affiliates for reasonableness. The methodologies of the allocation are based on usage of shared services, whether personnel, administrative or other. Each service is analyzed by management as to the users of the service and is allocated in proportion to that usage at the cost of the particular service.

Associated Capital had an aggregate investment in affiliated partnerships and offshore funds of approximately $122.6 million at September 30, 2017.

Mr. Mario J. Gabelli and GCIA serve as co-general partners of Gabelli Associates Fund, LP (“GAF”). Mr. Mario J. Gabelli receives compensation through an incentive allocation directly from GAF. In 2016, Mr. Mario J. Gabelli earned $940,499 in incentive fees from GAF, of which he allocated $289,120 to other professional staff, and his net compensation was $651,379.

Certain directors and executive officers have immediate family members who are employed by AC, AC’s subsidiaries, and certain related entities. The base salaries and bonuses of each of these immediate family members are established in accordance with AC’s compensation practices applicable generally to staff members with equivalent qualifications and responsibilities and holding similar positions. None of the directors or executive officers has a material interest in any of these employment relationships of their immediate family members, and all of the immediate family members of AC’s directors mentioned below are financially independent adult children. None of the immediate family members mentioned below is an executive officer of AC. A son of AC’s Executive Chairman, who has been employed by one of its subsidiaries since 1998, earned in 2016 no base salary and $803,015 in Variable Compensation plus usual and customary benefits. In August 2006, he was given responsibility for managing a proprietary investment account on which he would be paid, on an annual basis, 20% of any net profits earned on the account for the year. The account was initially funded with approximately $40 million during 2006, and subsequent withdrawals have totaled $40 million from 2009 through 2016. For 2016, this account was up 6.6% while performance in prior years was 2.5%, 2.7%, 5.0%, (3.7%), 2.8%, 5.7%, (7.6%), 14.3%, 41.9%, and 1.6% per annum for each of the respective years 2006 through 2015. Based on the 6.6% performance gain in 2016, he earned $146,304 for managing this account, which is included in his Variable Compensation.

A son of AC’s Executive Chairman, who is employed by one of AC’s subsidiaries earned in 2016 a base salary of $225,000 and $1,949,512 in Variable Compensation plus usual and customary benefits.

As required by both GAMCO’s and AC’s Code of Ethics, GAMCO’s and AC’s staff members are required to maintain their brokerage accounts at G.research unless they receive permission to maintain an outside account. G.research offers all of these staff members the opportunity to engage in brokerage transactions at discounted rates. Accordingly, many of GAMCO’s and AC’s staff members, including the executive officers or entities controlled by them, have brokerage accounts at G.research and have engaged in securities transactions through it at discounted rates. From time to time, GAMCO, through its subsidiaries, in the ordinary course of business has also provided brokerage or investment advisory services to its directors, the substantial stockholders listed in the table in the section entitled “Security Ownership of Certain Beneficial Owners and Management of GAMCO” or entities controlled by such persons for customary fees.

Fees and Expenses

Associated Capital has retained Computershare Trust Company, N.A. as the exchange agent in connection with the offer. AC will pay the exchange agent approximately $[_____] for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

AC may contact holders of shares of AC Class A common stock by mail, email, telephone or facsimile and may request brokers, dealers, commercial banks and trust companies and other nominees to forward material relating to the offer to beneficial owners of such shares. Associated Capital will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding materials related to the offer to their customers. Except as set forth above, Associated Capital will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer.

The following table is an estimate of fees and expenses to be incurred and paid by Associated Capital in connection with the offer:

Type of Fee		Amount
SEC Filing Fee	$	[_____]
Exchange Agent Fee	$	[_____]
Legal Fees and Expenses	$	[_____]
Accounting Fees and Expenses	$	[_____]
Depositary	$	[_____]
Printing and Mailing	$	[_____]
Miscellaneous	$	[_____]
TOTAL	$	[_____]

Accounting Treatment

In accordance with US GAAP, AC will account for the acquisition of shares in the offer as an acquisition of treasury stock at a cost equal to the market value of the shares of AC Class A common stock accepted in the exchange offer at the expiration of the exchange offer. Any difference between the net book value of AC’s holding of GAMCO Class A common stock and the market value of the shares of AC Class A common stock acquired at that date, plus any direct and incremental expenses of the exchange offer, will be recognized by AC as a gain or loss on the disposal of such GAMCO shares.

Resale of GAMCO Class A Common Stock

All GAMCO Class A common stock received by AC stockholders as consideration in the offer will be freely tradable for purposes of the Securities Act of 1933, as amended (the “Securities Act”), except for GAMCO Class A common stock received by any person who is deemed an “affiliate” of GAMCO. GAMCO Class A common stock held by an affiliate of GAMCO may be resold or otherwise transferred without registration in compliance with the volume limitations, manner of sale requirements, notice requirements and other requirements under Rule 144 or as otherwise permitted under the Securities Act.

EXCHANGE OFFER PROCEDURES

Distribution of Offering Materials

This document, the related letter of transmittal, the related notice of guaranteed delivery and other relevant materials will be delivered to record holders of shares of AC Class A common stock and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on AC’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, so that they can in turn send these materials to beneficial owners of shares of AC Class A common stock.

Expiration of the Offer

The offer is scheduled to expire at 5:00 p.m., New York City time, on [_______], 2018, which is the “expiration date,” unless terminated or extended. “Expiration date” means [_______], 2018, unless and until Associated Capital has extended the period during which the offer is open, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by Associated Capital, will expire.

Extension, Termination and Amendment of Offer

AC expressly reserves the right, in its sole discretion, for any reason, to extend the period of time during which the exchange offer is open and thereby delay acceptance for exchange of, and the exchange for, any shares of AC Class A common stock validly tendered and not validly withdrawn in the exchange offer. For example, the offer can be extended if any of the conditions to completion of the exchange offer described in the section below entitled “—Conditions to the Offer” are not satisfied or, where permissible, waived prior to the expiration of the offer. Shares not accepted for exchange will be returned to the tendering stockholder promptly following the expiration or termination of the exchange offer, as applicable.

AC expressly reserves the right, in its sole discretion, to amend the terms of the exchange offer in any respect prior to the expiration date of the exchange offer (currently expected to be [_____], 2018).

If AC materially changes the terms of or information concerning the offer, or if Associated Capital waives a material condition of the offer, AC will extend the offer to the extent legally required by applicable law. Generally speaking, an offer must remain open under SEC rules for a minimum of five business days from the date that notice of the material change is first given. The length of time will depend on the particular facts and circumstances giving rise to the extension.

As required by applicable law, the offer will be extended so that it remains open for a minimum of ten business days following the applicable announcement if:

•	AC (i) changes the exchange ratio, the method of calculating the number of shares of GAMCO Class A common stock offered in exchange for each share of AC Class A common stock or otherwise changes the consideration being offered, (ii) increases the amount of securities sought by greater than 2% of the outstanding AC Class A common stock not held in treasury, (iii) decreases the amount of securities sought or (iv) undertakes a similar significant change to the offer; and

•	the offer is scheduled to expire within ten business days of announcing any such change.

If AC extends the offer or is delayed in accepting for exchange any shares of AC Class A common stock, then, without affecting AC’s rights under the offer, the exchange agent may retain on AC’s behalf all shares of AC Class A common stock tendered, except that AC stockholders may continue to exercise their withdrawal rights as provided in the section below entitled “—Withdrawal Rights.”

AC’s reservation of the right to delay acceptance of any shares of AC Class A common stock is subject to applicable law, which requires that AC pay the consideration offered or return the shares of AC Class A common stock deposited promptly after the termination or withdrawal of the offer.

AC will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following any extension, amendment, non-acceptance or termination of the previously scheduled expiration date of the offer. Subject to applicable law and without limiting the manner in which Associated Capital may choose to make any public announcement, Associated Capital assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release or making a public announcement.

For purposes of the offer, a “business day” means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The parties do not anticipate making any subsequent offering period available after the offer.

Exchange of Shares

Associated Capital has retained Computershare Trust Company, N.A. as the exchange agent (the “exchange agent”) to handle the exchange of shares for the consideration in the offer.

Upon the terms and subject to the satisfaction or waiver (to the extent permitted) of the conditions of the offer, AC will accept for exchange (the time of such acceptance, the “acceptance time”) promptly after the expiration date, and AC will thereafter promptly exchange the shares of GAMCO Class A common stock for the shares of AC Class A common stock validly tendered and not properly withdrawn. In all cases, an AC stockholder will receive consideration for tendered shares of AC Class A common stock only after timely receipt by the exchange agent of certificates for those shares, or a confirmation of a book-entry transfer of those shares into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal, or an agent’s message in connection with a book-entry transfer, and any other required documents.

For purposes of the offer, Associated Capital will be deemed to have accepted for exchange shares validly tendered and not properly withdrawn if and when it notifies the exchange agent of its acceptance of those shares pursuant to the offer. The exchange agent will deliver to the applicable AC stockholders shares of GAMCO Class A common stock issuable in exchange for shares of AC Class A common stock validly tendered and accepted pursuant to the offer promptly after receipt of such notice informing it of AC’s acceptance. The exchange agent will act as the agent for tendering AC stockholders for the purpose of receiving the GAMCO Class A common stock from AC and transmitting such shares of GAMCO Class A common stock to the tendering AC stockholders. AC stockholders will not receive any interest on any cash that AC pays in the offer in lieu of fractional units, even if there is a delay in making the exchange.

If Associated Capital does not accept any tendered shares of AC Class A common stock for exchange pursuant to the terms and conditions of the offer for any reason, AC will cause to be returned certificates for such unexchanged shares without expense to the tendering AC stockholder or, in the case of shares tendered by book-entry transfer into the exchange agent’s account at DTC, the shares to be returned will be credited to an account maintained with DTC following expiration or termination of the offer.

Proration

AC is seeking to exchange [____] shares of AC Class A common stock for [____] shares of GAMCO Class A common stock that AC beneficially owns. If, on the expiration date of the exchange offer, the exchange offer is oversubscribed, AC will accept on a pro rata basis, in proportion to the number of shares tendered, all shares of AC Class A common stock validly tendered and not properly withdrawn. As permitted under the rules of the SEC, Associated Capital may also, and it expressly reserves the right to exchange up to an additional [______] shares of AC Class A common stock (or 2% of the outstanding shares of AC Class A common stock as of [____], 2017) for GAMCO Class A common stock, without amending or extending the offer.

Associated Capital will announce the preliminary results of the exchange offer, including the preliminary proration factor, if any, by press release by 9:00 a.m., New York City time, on the first business day following the expiration of the exchange offer. Upon determining the number of shares of AC Class A common stock validly tendered for exchange, AC will announce the final results, including the final proration factor, if any, as promptly as practicable after the determination is made.

Any shares of AC Class A common stock not accepted for exchange in the exchange offer as a result of proration will be returned to the tendering AC stockholder promptly after the expiration of the exchange offer in the form so tendered by the AC stockholder.

Fractional Shares

Fractional shares of GAMCO Class A common stock will not be issued in the exchange offer. Each AC stockholder who otherwise would be entitled to receive a fraction of a share of GAMCO Class A common stock pursuant to the offer will be paid an amount in cash (rounded to the nearest whole cent) without interest and less any applicable withholding taxes, equal to the product of: (i) such fraction, multiplied by (ii) $[_____].

Generally speaking, for U.S. federal income tax purposes, an AC stockholder who receives cash in lieu of fractional shares of GAMCO Class A common stock will recognize gain or loss on the receipt of the cash to the extent that the sum of the cash and the fair market value of the GAMCO Class A common stock received by such AC stockholder exceeds the adjusted tax basis of the AC Class A common stock exchanged therefor. AC stockholders are urged to read carefully the discussion in the section below entitled “Material U.S. Federal Income Tax Consequences” and to consult their tax advisors on the consequences to them of the exchange offer.

Withdrawal Rights

AC stockholders may withdraw tendered shares of AC Class A common stock at any time until the expiration time on the expiration date. Thereafter, tenders of shares of AC Class A common stock are irrevocable, except that they may also be withdrawn after the expiration of forty business days from the commencement of the offer, if the shares have not yet been accepted for payment by AC pursuant to the offer.

If a stockholder that withdraws its tendered shares changes its mind prior to the expiration date, they may re-tender their shares of AC Class A common stock by again following the exchange offer procedures prior to such time.

For the withdrawal of shares to be effective, the exchange agent must receive a written notice of withdrawal from the AC stockholder at its address set forth elsewhere in this document or facsimile notice of withdrawal from the AC stockholder, prior to the expiration time on the expiration date. The notice must include the AC stockholder’s name, address, social security number, the certificate number(s), if any, the number of shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those shares, and any other information required pursuant to the offer or the procedures of DTC, if applicable.

A financial institution must guarantee all signatures on the notice of withdrawal, unless the shares to be withdrawn were tendered for the account of an eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide signature guarantees. An “eligible institution” is a financial institution that is a participant in the Securities Transfer Agents Medallion Program.

If shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of such certificates.

If an AC stockholder holds his/her shares through a broker, dealer, commercial bank, trust company, custodian or similar institution, such AC stockholder should consult with that institution on the procedures with which the AC stockholder must comply and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal or facsimile notice of withdrawal to the exchange agent on such stockholder’s behalf before 5:00 p.m., New York City time, on the expiration date of the exchange offer. If an AC stockholder holds his/her shares through such an institution, that institution must deliver the notice of withdrawal with respect to any shares such AC stockholder wishes to withdraw. In such a case, as a beneficial owner and not a registered stockholder, such AC stockholder will not be able to provide a notice of withdrawal for such shares directly to the exchange agent.

Associated Capital will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in their sole discretion, and their decision will be final and binding, provided that applicable securityholders may challenge any such determination in a court of competent jurisdiction. None of Associated Capital, GAMCO, the exchange agent or any other person is under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or will incur any liability for failure to give any such notification. Any shares properly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, an AC stockholder may re-tender withdrawn shares by following the applicable procedures discussed under the section below “— Procedures for Tendering” at any time on or prior to the expiration date.

Procedures for Tendering

For AC stockholders to validly tender their shares of AC Class A common stock held of record pursuant to the exchange offer, AC stockholders must:

•	if such shares are in certificated form or are held in book entry form directly with AC via the direct registration system, deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents, and certificates, if applicable, for tendered AC shares to the exchange agent for the offer, at its address set forth elsewhere in this prospectus/offer to exchange and the letter of transmittal, all of which must be received by the exchange agent on or prior to the expiration date;

•	if such shares of AC Class A common stock are in electronic book-entry form, deliver an agent’s message in connection with a book-entry transfer, and any other required documents, to the exchange agent at its address set forth elsewhere in this prospectus/offer to exchange and letter of transmittal and follow the other procedures for book-entry tender set forth herein, all of which must be received by the exchange agent on or prior to the expiration date;

•	comply with the guaranteed delivery procedures described below; or

•	if such shares of AC Class A common stock are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), those shares may be tendered by your nominee by book-entry transfer through DTC. To validly tender such shares held in street name, you should instruct such nominee to do so on or prior to the expiration date. You should receive instructions from your nominee on how to participate in the exchange offer. In this situation, do not complete the letter of transmittal. Please contact the institution through which you hold your shares directly if you have not yet received instructions on how to tender your shares.

The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from DTC participant tendering the shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that Associated Capital may enforce that agreement against such participant.

The exchange agent has established an account with respect to the shares at DTC in connection with the offer, and any financial institution that is a participant in DTC may make book-entry delivery of shares by causing DTC to transfer such shares on or prior to the expiration date into the exchange agent’s account in accordance with DTC’s procedure for such transfer. However, although delivery of shares of AC Class A common stock may be effected through book-entry transfer at DTC, the letter of transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the exchange agent at its address set forth elsewhere in this document on or prior to the expiration date. Associated Capital cannot assure stockholders of AC Class A common stock that book-entry delivery of shares will be available. If book-entry delivery is not available, AC stockholders must tender shares by means of delivery of share certificates of AC Class A common stock. Tendered shares received by the exchange agent after the expiration date will be disregarded and of no effect.

Signatures on all letters of transmittal must be guaranteed by an eligible institution (as defined below), except in cases in which shares are tendered either by a registered holder of shares who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or for the account of an eligible institution.

If the certificates for shares are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature or signatures on the certificates or stock powers guaranteed by an eligible institution.

If an AC stockholder desires to tender shares of AC Class A common stock pursuant to the offer and the share certificates evidencing such stockholder’s shares are not immediately available or such stockholder cannot deliver the share certificates and all other required documents to the exchange agent on or prior to the expiration date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

•	such tender is made by or through an eligible institution;

•	a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by Associated Capital, is received on or prior to the expiration date by the exchange agent as provided below; and

•	the share certificates (or a book-entry confirmation) evidencing all tendered shares, in proper form for transfer, in each case together with the letter of transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an agent’s message) and any other documents required by the letter of transmittal are received by the exchange agent within three business days after the date of execution of such notice of guaranteed delivery.

The notice of guaranteed delivery should be delivered to the exchange agent at its address set forth in this prospectus/offer to exchange and must include a guarantee by an eligible institution in the form set forth in the form of notice of guaranteed delivery made available by Associated Capital.

The term “eligible institution” shall mean a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act.

The method of delivery of AC Class A common stock share certificates and all other required documents, including delivery through DTC, is at the option and risk of the tendering AC stockholder, and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, AC recommends registered mail with return receipt requested and properly insured. In all cases, AC stockholders should allow sufficient time to ensure timely delivery.

To prevent U.S. federal backup withholding, each AC stockholder that is a U.S. person must provide the exchange agent with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the Internal Revenue Service (“IRS”) Form W-9 included with the letter of transmittal. Each AC stockholder that is a non-U.S. person must either (1) provide the exchange agent an IRS Form W-8BEN, or other applicable IRS Form W-8, signed under penalties of perjury, attesting that such non-U.S. person is exempt from backup withholding or (2) otherwise comply with all applicable requirements under the backup withholding rules. In addition, non-U.S. persons may be subject to U.S. federal income or withholding taxes with respect to the offer. See the discussion in the section below entitled “Material U.S. Federal Income Tax Consequences” for more information.

The tender of shares pursuant to any of the procedures described above will constitute a binding agreement between Associated Capital and the tendering AC stockholder upon the terms and subject to the satisfaction or waiver, to the extent permitted, of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment).

Grant of Proxy

By executing a letter of transmittal, a stockholder of AC Class A common stock will irrevocably appoint Associated Capital’s designees as such AC stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to his/her shares tendered and accepted for exchange by Associated Capital and with respect to any and all other shares and other securities issued or issuable in respect of those shares on or after the expiration date. That appointment is effective, and voting rights will be effected, when and only to the extent that Associated Capital accepts tendered shares of AC Class A common stock for exchange pursuant to the offer and deposits with the exchange agent the consideration for such shares. All such proxies will be considered coupled with an interest in the tendered shares and therefore will not be revocable. Upon the effectiveness of such appointment, all prior proxies that the AC stockholder has given will be revoked, and such stockholder may not give any subsequent proxies (and, if given, they will not be deemed effective). Associated Capital’s designees will, with respect to the shares for which the appointment is effective, be empowered, among other things, to exercise all of such stockholder’s voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of AC’s stockholders, by written consent or otherwise.

Associated Capital reserves the right to require that, in order for shares to be deemed validly tendered, immediately upon the exchange of such shares, AC must be able to exercise full voting rights with respect to such shares. However, prior to acceptance for exchange by Associated Capital in accordance with the terms of the offer, the appointment will not be effective, and AC will have no voting rights as a result of the tender of shares until such acceptance.

Fees and Commissions

Tendering registered stockholders of AC Class A common stock who tender shares directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. Tendering AC stockholders who hold shares of AC Class A common stock through a broker, dealer, commercial bank, trust company or other nominee should consult that institution as to whether or not such institution will charge the stockholder any service fees in connection with tendering shares pursuant to the offer. Except as set forth in the instructions to the letter of transmittal, transfer taxes on the exchange of shares pursuant to the offer will be paid by Associated Capital.

Matters Concerning Validity and Eligibility

Associated Capital will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares, in their sole discretion, and their determination will be final and binding, provided that applicable securityholders may challenge any such determination in a court of competent jurisdiction. Associated Capital reserves the absolute right to reject any and all tenders of shares that they determine are not in the proper form or the acceptance of or exchange for which may be unlawful. Associated Capital also reserves the absolute right, subject to applicable laws, to waive any defect or irregularity in the tender of any shares. No tender of shares will be deemed to have been validly made until all defects and irregularities in tenders of such shares have been cured or waived. None of Associated Capital, GAMCO, the exchange agent or any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares or will incur any liability for failure to give any such notification. Associated Capital’s interpretation of the terms and conditions of the offer (including the letter of transmittal and instructions thereto) will be final and binding, provided that applicable securityholders may challenge any such determination in a court of competent jurisdiction.

AC stockholders who have any questions about the procedure for tendering shares in the offer should contact Associated Capital, at (914) 921-3700 or at the address set forth elsewhere in this document.

Announcement of Results of the Offer

Associated Capital will announce the final results of the offer, including whether all of the conditions to the offer have been satisfied or, to the extent permitted, waived and whether Associated Capital will accept the tendered shares of AC Class A common stock for exchange, promptly following the expiration date. The announcement will be made by a press release in accordance with applicable securities laws and stock exchange requirements.

Legal and Other Limitations

Except as described elsewhere in this prospectus/offer to exchange, AC is not aware of any jurisdiction where the making of the exchange offer or its acceptance would not be legal. If AC learns of any jurisdiction where making the exchange offer or its acceptance would not be permitted, AC intends to make a good faith effort to comply with the relevant law in order to enable such offer and acceptance to be permitted. If, after such good faith effort, AC cannot comply with such law, AC will determine whether the exchange offer will be made to and whether tenders will be accepted from or on behalf of persons who are holders of shares of AC Class A common stock residing in the jurisdiction. Although AC will deliver this prospectus/offer to exchange to its stockholders to the extent required by U.S. law, including to stockholders located outside the United States, this prospectus/offer to exchange is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of AC Class A common stock or GAMCO Class A common stock in any jurisdiction in which such offer, sale, purchase or exchange is not permitted.

Exchange Agent Contact Information

The Exchange Agent for the Offer is

Computershare Trust Company, N.A.

250 Royall Street, Suite V

Canton, MA 02021

Conditions to the Offer

Notwithstanding any other provision of the offer, AC will not be required to accept for exchange or exchange any shares tendered, and may terminate or amend the offer or may postpone the acceptance for exchange of shares of AC Class A common stock tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after the date hereof and before the expiration date, any of the following events shall have occurred (or shall have been reasonably determined by AC to have occurred) that, in AC’s reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the offer or with acceptance for exchange:

•	the registration statement on Form S-4 of which this prospectus/offer to exchange is a part shall not be declared effective by the SEC under the Securities Act prior to 5:00 p.m., New York City time, on the expiration date of the offer (currently expected to be [_____], 2018);

•	any stop order suspending the effectiveness of the registration statement of which this prospectus/offer to exchange forms a part has been issued, or any proceeding for that purpose has been initiated by the SEC and not concluded or withdrawn;

•	there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic, foreign or supranational, before any court, authority, agency or tribunal that directly or indirectly:

o	challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making or consummation of the offer, the exchange of some or all of the shares pursuant to the offer or otherwise relates in any manner to the offer;

o	in AC’s reasonable judgment, could materially and adversely affect AC’s or GAMCO’s and AC’s or GAMCO’s subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair AC’s ability to exchange some or all of the shares of AC Class A common stock pursuant to the offer; or

o	materially and adversely affect AC’s or GAMCO’s or AC’s or GAMCO’s subsidiaries’ or AC’s affiliates’ business, condition (financial or otherwise), income, operations or prospects;

•	there shall have been any action threatened, instituted, pending or taken, including any settlement, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or Associated Capital or any of its subsidiaries, including any settlement, by any court or any government, authority, agency or tribunal, domestic, foreign or supranational, that, in Associated Capital’s reasonable judgment, would or might, directly or indirectly:

o	make the acceptance for exchange of, or exchange for, some or all of the shares illegal or otherwise restrict or prohibit completion of the offer; or

o	delay or restrict the ability of Associated Capital, or render Associated Capital unable, to accept for exchange some or all of the shares;

•	there shall have occurred:

o	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

o	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

o	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

o	the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including but not limited to an act of terrorism;

o	any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in Associated Capital’s reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States;

o	any change in the general political, market, economic or financial conditions in the United States or abroad that could, in AC’s reasonable judgment, have a material adverse effect on AC’s business, conditions (financial or other), assets, income, operations or prospects or that of any of AC’s subsidiaries or the trading in shares of AC common stock, or otherwise materially impair in any way the contemplated future conduct of AC’s business or that of any of AC’s subsidiaries;

o	any change in the general political, market, economic or financial conditions in the United States or abroad that could, in AC’s reasonable judgment, have a material adverse effect on GAMCO’s business, conditions (financial or other), assets, income, operations or prospects or that of any of GAMCO’s subsidiaries or the trading in shares of GAMCO common stock, or otherwise materially impair in any way the contemplated future conduct of GAMCO’s business or that of any of GAMCO’s subsidiaries;

o	in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

o	any change (or condition, event or development involving a prospective change) in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of AC or any of AC’s subsidiaries or affiliates, that, in AC’s reasonable judgment, does or is reasonably likely to have a materially adverse effect on AC, AC’s subsidiaries and AC’s affiliates, taken as a whole, or AC has become aware of any fact that, in its reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the shares of AC Class A common stock;

o	any change (or condition, event or development involving a prospective change) in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of GAMCO or any of GAMCO’s subsidiaries or affiliates, that, in AC’s reasonable judgment, does or is reasonably likely to have a materially adverse effect on GAMCO, GAMCO’s subsidiaries and GAMCO’s affiliates, taken as a whole, or AC has become aware of any fact that, in its reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the shares of GAMCO Class A common stock; or

o	a market disruption event occurs with respect to AC Class A common stock or GAMCO Class A common stock and such market disruption event has, in Associated Capital’s reasonable judgment, impaired the benefits of the offer;

•	legislation amending the Internal Revenue Code of 1986, as amended, has been passed by either the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in AC’s reasonable judgment, would be to change the tax consequences of the transaction contemplated by the offer in any manner that would further adversely affect AC or any of AC’s affiliates or stockholders;

•	a tender offer or exchange offer for any or all of the shares (other than this offer), or any merger, acquisition, business combination or other similar transaction with or involving Associated Capital or GAMCO, or any of their respective subsidiaries or affiliates, shall have been proposed, announced or made by any person or has been publicly disclosed; or

•	Associated Capital learns that:

o	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of AC’s outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before [_____], 2017);

o	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the offer shall not have been obtained on terms satisfactory to AC in AC’s reasonable judgment;

o	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before [_____], 2017, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the offer made hereby), beneficial ownership of an additional 2% or more of AC’s outstanding shares;

o	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire Associated Capital or any of its shares, or has made a public announcement reflecting an intent to acquire Associated Capital or any of its subsidiaries or any of its respective assets or securities; or

o	AC determines that the consummation of the offer and the exchange may (1) cause the shares of AC Class A common stock to be held of record by fewer than 300 persons, or (2) cause the shares of AC Class A common stock to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

The foregoing conditions are for the sole benefit of Associated Capital and may be waived by AC, in whole or in part, at any time and from time to time, before the expiration date, in its sole discretion.  AC’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time.  However, all conditions to completion of the offer must be satisfied or, where permissible, waived by AC before the expiration of the offer. Any determination or judgment by AC concerning the events described above will be final and binding on all parties.

If a stop order issued by the SEC is in effect with respect to the registration statement of which this prospectus/offer to exchange forms a part, AC will not accept any shares of AC Class A common stock tendered and will not exchange shares of GAMCO Class A common stock for any shares of AC Class A common stock.

COMPARATIVE MARKET PRICE AND DIVIDEND MATTERS

Market Price History and Dividends

AC Class A common stock is listed on the NYSE under the symbol “AC” and GAMCO Class A common stock is listed on the NYSE under the symbol “GBL.” The following table sets forth, for the periods indicated, as based on published financial sources, the high and low sale prices of each of these securities and the historical dividends declared per share to both Class A and Class B of each of these securities.

	GAMCO Class A Common Stock				AC Class A Common Stock (a)
	High	Low		Dividends	High	Low	Dividend
2015
First Calendar Quarter	$89.39	$72.59		$0.07	—	—	—
Second Calendar Quarter	$88.15	$67.01		$0.07	—	—	—
Third Calendar Quarter	$70.78	$53.30		$0.07	—	—	—
Fourth Calendar Quarter	$65.82	$29.13	(a)	$0.07	$36.51	$28.05	—
2016
First Calendar Quarter	$38.60	$25.95		$0.02	$30.40	$24.67	$0.10
Second Calendar Quarter	$41.67	$31.34		$0.02	$30.89	$27.58	—
Third Calendar Quarter	$35.62	$28.30		$0.02	$35.51	$28.51	—
Fourth Calendar Quarter	$33.55	$27.85		$0.02	$35.96	$32.25	$0.10
2017
First Calendar Quarter	$32.55	$28.51		$0.02	$39.35	$32.20	—
Second Calendar Quarter	$30.55	$27.55		$0.02	$36.30	$32.60	$0.10
Third Calendar Quarter	$32.60	$28.05		$0.02	$37.45	$32.20	—
Fourth Calendar Quarter	$[___]	$[___]		$0.02	$[___]	$[___]	$0.10

_____

(a)	Post spin-off of AC from GAMCO which was effected November 30, 2015.

The following table sets forth the closing prices of AC Class A common stock and GAMCO Class A common stock on the NYSE, as reported on [______], 2017, the most recent practicable trading date prior to the date of this prospectus/offer to exchange.

	Per-Share AC Closing Price		Per-Share GAMCO Closing Price
[______], 2017	$	[___]	$	[___]

The exchange ratio is fixed and will not change based on the market value of either the GAMCO Class A common stock or AC Class A common stock. However, the discount to the per-share value of GAMCO Class A common stock that AC stockholders will receive in the offer will be based on the market values of both the GAMCO Class A common stock and AC Class A common stock at the time the exchange offer is completed. Associated Capital stockholders should obtain current market quotations for shares of GAMCO Class A common stock and AC Class A common stock before deciding whether to tender their shares of AC Class A common stock in the offer.

Repurchase Plans

On December 18, 2017, AC entered into a stock repurchase agreement (non-discretionary plan) with Morgan Stanley & Co. LLC (“Morgan Stanley”) pursuant to which AC appointed Morgan Stanley to repurchase, in open market or privately negotiated transactions, shares of AC’s Class A common stock during the period commencing on December 19, 2017 and ending April 15, 2018, subject to certain exceptions, up to the daily limit set forth in Securities and Exchange Act Rule 10b-18 at a maximum per share of $34.00.

Also On December 18, 2017, GAMCO entered into a stock repurchase agreement with Morgan Stanley pursuant to which GAMCO appointed Morgan Stanley to repurchase, in open market or privately negotiated transactions, shares of GAMCO’s Class A common stock during the period commencing on December 19, 2017 and ending March 9, 2018, subject to certain exceptions, including that the agreement be suspended from the date the AC board of directors approves the exchange ratio in the offer until one business day following the expiration or termination of the offer, up to the daily limit set forth in Securities and Exchange Act Rule 10b-18 at a maximum per share of $29.80.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ASSOCIATED CAPITAL

The following table presents certain information regarding the beneficial ownership of AC Class A common stock and AC Class B common stock as of March 1, 2017, by (a) each beneficial owner of 5% or more of the shares of Associated Capital outstanding common stock known to AC, (b) each of AC’s directors, (c) each of AC’s executive officers and (d) all of AC’s current directors and executive officers as a group.

The percentage of beneficial ownership for the table is based on 5,053,386 shares of AC Class A common stock outstanding and 19,196,792 shares of AC Class B common stock outstanding as of March 1, 2017. To AC’s knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares of AC common stock.

The number of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which a person has the sole or shared voting or investment power and any shares which the person can acquire within 60 days (e.g., through the exercise of stock options or vesting of restricted shares).

	AC Shares Beneficially Owned
Name of Beneficial Owner*	Title of Class	Number of Shares		Percentage of Class (%)
Directors and Named Executive Officers:
Mario J. Gabelli	Class A	11,851	(1)	**
	Class B	18,927,036	(2)	98.59%
Patrick Dennis***	Class A	-0-		**
Kevin Handwerker	Class A	1,000		**
Douglas R. Jamieson	Class A	21,386	(3)	**
	Class B	29,471		**
Richard L. Bready	Class A	-0-		**
Daniel R. Lee	Class A	-0-		**
Bruce M. Lisman	Class A	6,000		**
Frederic V. Salerno	Class A	-0-		**
Salvatore F. Sodano	Class A	-0-		**
Directors and executive officers as a group (10 persons)	Class A	61,003		1.79%
	Class B	18,959,525		98.76%
5% Stockholders:
BlackRock, Inc.	Class A	329,153	(4)	6.51%
The Vanguard Group	Class A	347,259	(5)	6.87%
Horizon Kinetics LLC	Class A	1,193,823	(6)	23.62%

____________

* The address of each beneficial owner of more than 5% of the AC Class A common stock or AC Class B common stock is as follows: BlackRock, Inc. 55 East 52nd Street, New York, NY 10055; The Vanguard Group, 100 Vanguard Blvd., Malvern, Pennsylvania 19355; Horizon Kinetics LLC, 470 Park Avenue South, 4th Floor South, New York, NY 10016; and Mario J. Gabelli, GAMCO Investors, Inc., One Corporate Center, Rye, NY 10580. The address of each of the remaining beneficial owners is c/o GAMCO Investors, Inc., One Corporate Center, Rye, NY 10580.

** Less than 1% ownership.

*** Mr. Dennis resigned as AC’s Executive Vice President and Chief Financial Officer effective November 7, 2017.

1)	Of this amount, 10,000 shares are held by GGCP via Holdings. Mr. Gabelli has voting and dispositive control of these shares.

2)	Of this amount, 503,295 are owned directly by Mr. Gabelli and 18,423,741 of these shares are owned by GGCP via Holdings. Mr. Gabelli may be deemed to have beneficial ownership of the Class B Stock held by Holdings on the basis of (i) his position as the Chief Executive Officer of, a director of, and the controlling shareholder of GGCP which is the manager and the majority member of Holdings, and (ii) a certain profit interest in Holdings. Mr. Gabelli disclaims beneficial ownership of the shares owned by Holdings except to the extent of his pecuniary interest therein.

3)	Includes 3,240 for which Mr. Jamieson is the Uniform Gift to Minors Act custodian.

4)	As reported in the Schedule 13G that was filed with the SEC by BlackRock, Inc. on January 30, 2017.

5)	As reported in the Amendment No. 1 to Schedule 13G that was filed with the SEC by The Vanguard Group on February 9, 2017.

6)	As reported in the Schedule 13G that was filed with the SEC by Horizon Kinetics LLC on February 14, 2017. Horizon Asset Management LLC beneficially owns 626,373 shares of AC Class A common stock and Kinetics Asset Management LLC beneficially owns 567,350 shares of AC Class A common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

General

The following discussion summarizes the material U.S. federal income tax consequences to holders of AC Class A common stock (for purposes of this discussion, the “AC Shares”) of (1) the sale of AC Shares pursuant to the exchange offer (with respect to any holder of AC Shares that tenders its AC Shares pursuant to the exchange offer, a “Sale”) and (2) the ownership and disposition of GAMCO Class A common stock (for purposes of this discussion, the “GAMCO Shares”) received in exchange for AC Shares pursuant to a Sale. This discussion is based on the Internal Revenue Code of 1986, as amended, (the “Code”), the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, or differing interpretations, which could result in U.S. federal income tax consequences different from those described below. This discussion does not address any aspects of state, local, or non-U.S. laws or federal laws other than those relating to U.S. federal income taxation and is not a complete analysis or description of all of the possible tax consequences of the exchange offer or of the ownership or disposition of GAMCO Shares. In addition, this discussion does not address the tax consequences of transactions effectuated before, after or at the same time as the offer, whether or not they are in connection with the exchange offer, including, without limitation, the exercise or cancellation of options to purchase AC Shares or GAMCO Shares.

This discussion addresses only holders that own their AC shares, and will own their GAMCO Shares, as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of such holder’s particular circumstances, including, for example, the following holders:

•	a bank or other financial institution;

•	a tax-exempt entity;

•	an insurance company;

•	a person holding shares as part of a straddle, hedge, constructive sale, integrated transaction, or conversion transaction;

•	an S corporation or other pass-through entity or an investor in an S corporation or other pass-through entity;

•	a U.S. expatriate;

•	a person who is liable for the alternative minimum tax;

•	a broker-dealer or trader in securities;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a regulated investment company;

•	a real estate investment trust;

•	a trader in securities who has elected the mark-to-market method of accounting for its securities; and

•	a person who received AC Shares through the exercise of employee stock options, through a tax qualified retirement plan, or otherwise as compensation.

No ruling has been requested from the Internal Revenue Service (the “IRS”) in connection with the exchange offer or any related transactions. Accordingly, the discussion below is not binding on the IRS or any court, and there can be no assurance that the IRS will not take a contrary position or that any contrary position taken by the IRS will not be sustained by a court. Furthermore, no opinion of counsel has been or will be rendered with respect to the tax consequences of the exchange offer or any related transactions.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of AC Shares or, after the completion of the exchange offer, GAMCO Shares that, for U.S. federal income tax purposes, is:

•	an individual citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” is any beneficial owner of AC Shares or, after the completion of the exchange offer, GAMCO Shares that is not a U.S. Holder (Non-U.S. Holders together with U.S. Holders, collectively, the “Holders”).

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds AC Shares or GAMCO Shares, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds AC Shares or GAMCO Shares, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences to you on the sale of AC Shares pursuant to a Sale and the ownership and disposition of GAMCO Shares received in exchange for AC Shares pursuant to a Sale.

ALL HOLDERS OF AC SHARES AND GAMCO SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE SALE OF AC SHARES PURSUANT TO A SALE AND THE OWNERSHIP AND DISPOSITION OF ANY GAMCO SHARES RECEIVED IN EXCHANGE FOR AC SHARES PURSUANT TO A SALE.

The Exchange Offer

U.S. Holders

Characterization of the Sale of AC Shares Pursuant to the Exchange Offer. Any Sale is a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. Under Section 302 of the Code, a U.S. Holder’s Sale is treated as a “sale or exchange” of the AC Shares for U.S. federal income tax purposes (rather than as a distribution of GAMCO Shares with respect to the AC Shares owned by the such U.S. Holder), if the Sale (1) results in a “complete termination” of the U.S. Holder’s equity interest in AC under Section 302(b)(3) of the Code, (2) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (collectively, the “Section 302 Tests”). A U.S. Holder’s contemporaneous dispositions or acquisitions of AC Shares (or individuals or entities related to such U.S. Holder) may be deemed to be part of a single integrated transaction and may be taken into account in determining whether a Section 302 Test has been satisfied.

A U.S. Holder’s Sale is a “complete termination” of the U.S. Holder’s equity interest in AC under Section 302(b)(3) of the Code if either (1) the U.S. Holder, either actually or constructively, owns no AC Shares immediately after a Sale, or (2) the U.S. Holder actually owns no AC shares immediately after a Sale and, with respect to AC Shares constructively owned by the U.S. Holder immediately after such Sale, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such AC Shares under the procedures described in Section 302(c) of the Code.

A U.S. Holder’s Sale is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code if (1) immediately following a Sale, the U.S. Holder actually and constructively owns less than 50 percent of the total combined voting power of all classes of AC stock entitled to vote, and (2) the percentage of voting shares actually and constructively owned by the U.S. Holder immediately following a Sale is less than 80 percent of the percentage of voting shares actually and constructively owned by such U.S. Holder immediately prior to such Sale.

Even if a U.S. Holder’s Sale fails to qualify as a “complete termination” or a “substantially disproportionate” redemption, as described above, a U.S. Holder’s Sale may nevertheless be treated as “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code if the U.S. Holder’s Sale results in a “meaningful reduction” in the U.S. Holder’s interest in AC. Whether a U.S. Holder’s Sale is treated as “not essentially equivalent to a dividend” depends upon the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction” for this purpose.

As indicated above, special “constructive ownership” rules apply in determining whether any of the Section 302 Tests has been satisfied. Under these rules, a U.S. Holder is treated as owning not only the AC Shares actually owned by such U.S. Holder, but also the AC Shares that are “constructively” owned (within the meaning of Section 318 of the Code) by such U.S. Holder. In very general terms, a U.S. Holder may “constructively” own AC Shares actually owned, and in some cases constructively owned, by certain members of such U.S. Holder’s family (except that, in the case of a “complete termination,” a U.S. Holder may waive, under certain circumstances, attribution from family members) and by certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest, as well as any AC Shares the U.S. Holder has an option to purchase.

AC cannot predict whether or the extent to which the exchange offer will be oversubscribed. If the exchange offer is oversubscribed, AC will prorate the tenders made by U.S. Holders. Thus, AC may accept fewer AC Shares than are tendered by U.S. Holders. As a result, a U.S. Holder can be given no assurance that such U.S. Holder will be permitted to sell a sufficient number of such U.S. Holder’s AC Shares to ensure that such sale will be treated as a “sale or exchange” (rather than as a dividend) for U.S. federal income tax purposes under the Section 302 Tests discussed above.

Sale or Exchange Treatment. If any one of the three Section 302 Tests described above is satisfied (i.e., the U.S. Holder’s Sale is treated as a “sale or exchange” for U.S. federal income tax purposes), a U.S. Holder recognizes gain or loss in an amount equal to the difference, if any, between (1) the sum of (i) any cash received in lieu of fractional GAMCO Shares, and (ii) the fair market value of any GAMCO Shares received by such U.S. Holder pursuant to the Sale and (2) the U.S. Holder’s adjusted tax basis in its sold AC Shares. In general, a U.S. Holder’s adjusted tax basis in its AC Shares will be equal to the U.S. Holder’s cost of acquiring the AC Shares. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the sold AC Shares exceeds one year as of the date of the Sale. Certain non-corporate U.S. Holders (including individuals) are currently subject to reduced rates of U.S. federal income tax in respect of long-term capital gain. A U.S. Holder’s ability to deduct capital losses is subject to limitations under the Code. A U.S. Holder must calculate gain or loss separately for each block of AC Shares (generally, shares acquired at the same cost in a single transaction) sold pursuant to a Sale.

Distribution Treatment. If none of the Section 302 Tests described above are satisfied, a U.S. Holder is treated as receiving a distribution with respect to such U.S. Holder’s AC Shares in an amount equal to the sum of (1) any cash received in lieu of fractional GAMCO Shares, and (2) the fair market value of any GAMCO Shares received by such U.S. Holder pursuant to a Sale. The distribution is treated as a dividend to the extent of AC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Provided that certain holding period requirements are satisfied, any portion of a distribution that is treated as a dividend generally will constitute “qualified dividend income.” Non-corporate U.S. Holders (including individuals) are currently subject to reduced rates of U.S. federal income tax in respect of “qualified dividend income.” The amount of any distribution in excess of AC’s current or accumulated earnings and profits would be treated as a tax-free return of the U.S. Holder’s adjusted tax basis in its AC Shares, and thereafter as gain from the sale or exchange of the AC Shares.

If a corporate U.S. Holder’s sale of AC Shares is treated as a dividend, the corporate U.S. Holder may be eligible for a dividends received deduction (subject to applicable exceptions and limitations). Corporate U.S. Holders should consult their tax advisors regarding whether a dividend-received deduction is available to them.

If a U.S. Holder’s Sale is treated as a dividend, the IRS may take the position that another U.S. Holder, including a U.S. Holder that does not participate in a Sale, receives a constructive distribution under Section 305(c) of the Code if such other U.S. Holder’s interest in the earnings or assets of AC increases as a result of the Sale. Such a constructive distribution would be treated as a dividend to the extent of AC’s current or accumulated earnings and profits. All U.S. Holders are urged to consult their own tax advisors regarding the possibility of constructive distributions resulting from a Sale pursuant to the exchange offer.

The determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits cannot be determined until the end of the taxable year. Accordingly, if a Sale is treated as a distribution rather than a sale or exchange under Section 302 of the Code, the extent to which a distribution is treated as a dividend is unclear.

A U.S. Holder’s aggregate tax basis in any GAMCO Shares received pursuant to the exchange offer equals the fair market value of such GAMCO Shares as of the receipt of such GAMCO Shares. A U.S. Holder’s holding period in any GAMCO Shares received pursuant to the exchange offer will begin on the day after the receipt of such GAMCO Shares.

Net Investment Income Tax. Certain non-corporate U.S. Holder’s (including individuals, estates and trusts) may be subject to a 3.8 percent tax on all or some portion of such U.S. Holder’s “net investment income” to the extent it exceeds certain thresholds. For this purpose, “net investment income” generally will include any capital gain recognized on a Sale (including any income treated as a dividend). U.S. Holders should consult their tax advisors as to the application of the net investment income tax to them.

Non-U.S. Holders

Withholding for Non-U.S. Holders. See the discussion below under “— Distribution Treatment” with respect to the application of U.S. federal income tax withholding to payments made to Non-U.S. Holders pursuant to the exchange offer.

Sale or Exchange Treatment. If any one of the three Section 302 Tests described above is satisfied (i.e., the Non-U.S. Holder’s Sale is treated as a “sale or exchange” for U.S. federal income tax purposes), any gain realized by a Non-U.S. Holder generally is not subject to U.S. federal income tax unless:

•	such gain recognized is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year that includes the exchange offer and certain other conditions are satisfied; or

•	AC is or has been a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of (1) the five-year period ending on the date of the sale pursuant to the exchange offer and (2) the Non-U.S. Holder’s holding period in the AC Shares, and the Non-U.S. Holder held (directly, indirectly or constructively), at any time during such period, more than 5 percent of the outstanding AC Shares.

If the Non-U.S. Holder’s gain is described in the first bullet above, such Non-U.S. Holder generally is subject to U.S. federal income tax under the rules described above as if it were a U.S. Holder of AC Shares and, in the case of a foreign corporation, may be subject to an additional “branch profits tax” at a 30 percent rate (or such lower rate as may be specified by an applicable income tax treaty).

If the Non-U.S. Holder is described in the second bullet above, such Non-U.S. Holder generally is subject to U.S. federal income tax at a 30 percent rate (or such lower rate as may be specified by an applicable income tax treaty) on any gain, which may be offset by certain U.S. source capital losses of the Non-U.S. Holder.

If AC meets the criteria described in the third bullet above, a Non-U.S. Holder (other than a Non-U.S. Holder owning more than 5 percent of the outstanding AC Shares) generally is not subject to U.S. federal withholding tax as a result of AC’s meeting such criteria but is subject to U.S. federal income tax under the rules described above as if it were a U.S. Holder of AC Shares. Although there can be no assurances in this regard, AC does not believe that it is or was a USRPHC for U.S. federal income tax purposes during the applicable five-year period.

Distribution Treatment. If none of the Section 302 Tests described above are satisfied, a Non-U.S. Holder is treated as receiving a distribution by AC with respect to such Non-U.S. Holder’s AC Shares in an amount equal to the sum of (1) any cash received in lieu of fractional GAMCO Shares, and (2) the fair market value of any GAMCO Shares received by such U.S. Holder pursuant to a Sale. The characterization of such distribution for U.S. federal income tax purposes as a dividend, tax-free return of capital or as gain from the sale or exchange of the AC Shares is determined in the same manner as is described above under “- The Exchange Offer - U.S. Holders – Distribution Treatment.”

Except as described below, a dividend paid to a Non-U.S. Holder generally is subject to U.S. federal withholding tax at a 30 percent rate or at a lower rate if the Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate. Even if the Non-U.S. Holder is eligible for a lower income tax treaty rate, AC (or its paying agent) generally is required to withhold at a 30 percent rate (rather than the lower income tax treaty rate) on a dividend payment to a Non-U.S. Holder unless the Non-U.S. Holder has furnished to AC (or its paying agent) a properly executed IRS Form W-8BEN or W-8BEN-E (or other appropriate Form W-8 or any successor forms) certifying that such Non-U.S. Holder’s is entitled to benefits under the income tax treaty. Additional certification requirements apply if a Non-U.S. Holder holds its AC Shares through a foreign partnership or a foreign intermediary. If a Non-U.S. Holder is eligible for a reduced rate of withholding tax under an income tax treaty, the Non-U.S. Holder may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the IRS.

A dividend paid to a Non-U.S. Holder that is “effectively connected” with its conduct of a trade or business within the United States, and, if required by an income tax treaty, attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States, is not subject to the withholding tax described above, provided that the Non-U.S. Holder furnishes to AC (or its paying agent) a properly executed IRS Form W-8ECI (or acceptable substitute form) upon which the Non-U.S. Holder represents, under penalties of perjury, that (i) the Non-U.S. Holder is a non-U.S. person, and (ii) the dividend is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States and is includable in its gross income. Any such dividend generally is subject to U.S. federal income tax as if the Non-U.S. Holder were a U.S. Holder. In addition, any such dividend received by a corporate Non-U.S. Holder may, under certain circumstances, be subject to an additional branch profits tax at a 30 percent rate, or at a lower rate if the Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

FATCA Withholding. Under the Foreign Account Tax Compliance Act (“FATCA”), a Non-U.S. Holder of AC Shares generally is subject to a 30 percent withholding tax on (i) dividends paid on AC Shares and (ii) beginning after December 31, 2019, gross proceeds from the sale or other disposition of AC Shares, unless (i) if the Non-U.S. Holder is a “non-financial foreign entity”, it provides AC (or its paying agent) or its financial institution with certain documentation relating to its substantial U.S. owners or otherwise certifies that it does not have any substantial U.S. owners, (ii) if the Non-U.S. Holder is a “foreign financial institution”, it enters into an agreement with the Department of Treasury to, among other things, report certain information regarding its accounts with or interests held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, and it establishes its compliance with these rules by providing to AC (or its paying agent) or financial institution with an applicable IRS Form W-8 or (iii) the Non-U.S. Holder otherwise qualifies for an exemption from these rules and establishes such exemption by providing to AC (or its paying agent) or financial institution with an applicable IRS Form W-8. The rules relating to FATCA described above may be modified by an applicable intergovernmental agreement between the United States and the jurisdiction in which the Non-U.S. Holder is resident. Non-U.S. Holders are urged to consult their tax advisers regarding how FATCA may apply to their ownership and disposition of AC Shares.

Information Reporting and Backup Withholding

Holders generally are subject to information reporting requirements and backup withholding with respect to any amounts received pursuant to a Sale. If a Holder receives a Form 1099-DIV from AC in connection with the exchange offer, such a Holder is not precluded from taking the position that any amounts received pursuant to a Sale qualify for sale or exchange treatment under one of the Section 302 Tests described above. In addition, Holders may be subject to backup withholding unless such holder provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable requirements under the backup withholding rules. Any amounts withheld under the backup withholding rules are not additional tax and will be allowed as a credit against the Holder’s U.S. federal income tax liability and may entitle such Holder to a refund, provided that certain required information is timely furnished to the IRS.

Ownership and Disposition of GAMCO Shares Received Pursuant to a Sale

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition by U.S. Holders and Non-U.S. Holders of any GAMCO Shares received pursuant to a Sale.

U.S. Holders

Distributions on GAMCO Shares. Distributions, if any, made on GAMCO Shares generally will be subject to U.S. federal income tax in the same manner as described above under “—The Exchange Offer —U.S. Holders —Distribution Treatment.”

Sale or Other Taxable Disposition of GAMCO Shares. Gain on the sale or other taxable disposition of GAMCO Shares generally will be treated as a capital gain.

Non-U.S. Holders

Distributions on GAMCO Shares. Distributions, if any, made on GAMCO Class A common stock will generally be subject to U.S. federal income tax in the same manner as described above under “—The Exchange Offer — Non-U.S. Holders — Distribution Treatment.”

Sale or Other Taxable Disposition of GAMCO Class A Common Shares. Gain on the sale or other taxable disposition of GAMCO Shares generally will be subject to U.S. federal income tax in the same manner as described above under “—The Exchange offer - Non-U.S. Holders - Sale or Exchange Treatment”. With respect to the third bullet point under that heading, although there can be no assurances, GAMCO does not believe that it is or was a USRPHC for U.S. federal income tax purposes during the applicable five-year period.

Information Reporting and Backup Withholding

Holders generally are subject to information reporting requirements and backup withholding with respect to any dividends received on or proceeds from a sale or other disposition of GAMCO Shares. Holders may be subject to backup withholding unless such holder provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable requirements under the backup withholding rules. Any amounts withheld under the backup withholding rules are not additional tax and will be allowed as a credit against the Holder’s U.S. federal income tax liability and may entitle such Holder to a refund, provided that certain required information is timely furnished to the IRS.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER. IT IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS THAT MAY BE IMPORTANT TO A PARTICULAR HOLDER. ALL HOLDERS OF AC CLASS A COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING TAX REPORTING REQUIREMENTS, AND THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS.

DESCRIPTION OF THE GAMCO CAPITAL STOCK

The authorized capital stock of GAMCO consists of 100,000,000 shares of GAMCO Class A common stock, 100,000,000 shares of GAMCO Class B common stock, and 10,000,000 shares of preferred stock. No preferred stock of GAMCO (the “preferred stock”) is outstanding as of the date of this prospectus/offer to exchange. Of the 100,000,000 shares of GAMCO Class A common stock authorized, 10,089,844 shares were outstanding as of October 31, 2017, and 7,500,000 shares have been reserved for issuance pursuant to certain employee benefits plans. Of the 100,000,000 shares of GAMCO Class B common stock authorized, 19,062,168 were outstanding as of October 31, 2017. The following is a summary description of all material terms and provisions relating to GAMCO’s capital stock, the Amended and Restated Certificate of Incorporation of GAMCO (the “GAMCO Certificate of Incorporation”) and the Amended and Restated Bylaws of GAMCO (the “GAMCO Bylaws”), but is qualified by reference to the GAMCO Certificate of Incorporation and GAMCO Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus/offer to exchange forms a part and the Delaware General Corporation Law, or “DGCL.” See “Where To Obtain Additional Information.”

Description of Common Stock

Voting Rights. The holders of GAMCO Class A common stock and GAMCO Class B common stock have identical voting rights except that:

(i)	holders of GAMCO Class A common stock are entitled to one vote per share while holders of GAMCO Class B common stock are entitled to ten votes per share on all matters to be voted on by stockholders; and

(ii)	holders of GAMCO Class A common stock are not eligible to vote on matters relating exclusively to GAMCO Class B common stock and vice versa.

Holders of shares of GAMCO Class A common stock and GAMCO Class B common stock are not entitled to cumulate their votes in the election of directors to the Board of Directors of GAMCO. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes that are entitled to be cast by the holders of all shares of GAMCO Class A common stock and GAMCO Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to the GAMCO Certificate of Incorporation generally must be approved by a majority of the combined voting power of all GAMCO Class A common stock and GAMCO Class B common stock voting together as a single class. Amendments to the GAMCO Certificate of Incorporation that would alter or change the powers, preferences or special rights of the GAMCO Class A common stock or the GAMCO Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class.

Dividends. Holders of GAMCO Class A common stock and GAMCO Class B common stock will receive an equal amount per share in any dividend declared by the Board of Directors of GAMCO, subject to any preferential rights of any outstanding preferred stock. Dividends consisting of shares of GAMCO Class A common stock and GAMCO Class B common stock may be paid only as follows:

(i)	shares of GAMCO Class A common stock may be paid only to holders of GAMCO Class A common stock and shares of GAMCO Class B common stock may be paid only to holders of GAMCO Class B common stock; and

(ii)	shares will be paid proportionally with respect to each outstanding share of GAMCO Class A common stock and GAMCO Class B common stock.

Other Rights. On liquidation, dissolution or winding up of GAMCO, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

In the event of any corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization in which any consideration is to be received by the holders of GAMCO Class A common stock or the holders of GAMCO Class B common stock as a class, the holders of GAMCO Class A common stock and the holders of GAMCO Class B common stock will receive the same consideration on a per share basis; except that, if such consideration shall consist in any part of voting securities (or of options or warrants to purchase, or of securities convertible into or exchangeable for, voting securities), the holders of GAMCO Class B common stock may receive, on a per share basis, voting securities with up to ten times the number of votes per share as those voting securities to be received by the holders of GAMCO Class A common stock (or options or warrants to purchase, or securities convertible into or exchangeable for, voting securities with up to ten times the number of votes per share as those voting securities issuable upon exercise of the options or warrants, or into which the convertible or exchangeable securities may be converted or exchanged, received by the holders of GAMCO Class A common stock). Accordingly, except with respect to voting rights, the holders of GAMCO Class B common stock will not receive greater value than the holders of GAMCO Class A common stock in an extraordinary corporate transaction involving GAMCO.

Description of Preferred Stock

As of the date of this prospectus/offer to exchange, no shares of preferred stock are outstanding. The Board of Directors of GAMCO may authorize the issuance of preferred stock in one or more series and may determine, with respect to any such series, the powers, preferences and rights of such series, and its qualifications, limitations and restrictions, including, without limitation,

(i)	the designation of the series;

(ii)	the number of shares of the series, which number the Board of Directors of GAMCO may thereafter (except where otherwise provided in the designations for such series) increase or decrease (but not below the number of shares of such series then outstanding);

(iii)	whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

(iv)	the conditions upon which and the dates at which dividends, if any, will be payable, and the relation that such dividends, if any, will bear to the dividends payable on any other class or classes of stock;

(v)	the redemption rights and price or prices, if any, for shares of the series;

(vi)	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

(vii)	the amounts payable on and the preferences, if any, of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of GAMCO;

(viii)	whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of GAMCO or any other entity, and, if so, the specification of such other class or series or such other security, the conversion price or prices or exchange rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(ix)	the voting rights, in addition to the voting rights provided by law, if any, of the holders of shares of such series;

(x)	the right of such shares to the benefit of conditions and restrictions upon the creation of indebtedness of GAMCO or any subsidiary, upon the issue of any additional shares and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by GAMCO or any subsidiary of any outstanding shares of GAMCO;

(xi)	the restrictions on transfers of such shares; and

(xii)	other relative, participating, optional or other special rights, qualifications, limitations or restrictions of such shares.

The authorized shares of preferred stock will be available for issuance without further action by GAMCO’s stockholders unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which GAMCO’s securities may be listed or traded. The NYSE currently requires stockholder approval as a prerequisite to listing shares in several circumstances, including, in certain circumstances, where the issuance of shares could result in an increase in the number of shares of common stock outstanding, or in the amount of voting securities outstanding, of at least 20%.

Although the Board of Directors of GAMCO has no current intention of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors of GAMCO will make any determination to issue such shares based on its judgment as to the best interests of GAMCO and its stockholders. The Board of Directors of GAMCO, in so acting, could issue preferred stock having terms that could discourage a potential acquirer from making, without first negotiating with the Board of Directors of GAMCO, an acquisition attempt through which such acquirer may be able to change the composition of the Board of Directors of GAMCO, including a tender offer or other transaction that some, or a majority, of GAMCO’s stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

Business Combination Statute

In the GAMCO Certificate of Incorporation, GAMCO has elected not to be governed by Section 203 of the DGCL. Section 203 of the DGCL generally provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person is an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person became an interested stockholder, unless one of the following exceptions applies: (1) prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Certificate of Incorporation and Bylaw Provisions

The summary set forth below describes certain provisions of the GAMCO Certificate of Incorporation and GAMCO Bylaws. The summary is qualified in its entirety by reference to the provisions of the GAMCO Certificate of Incorporation and GAMCO Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus/offer to exchange forms a part.

Certain of the provisions of the GAMCO Certificate of Incorporation or the GAMCO Bylaws discussed below may have the effect, either alone or in combination with the provisions of the DGCL discussed above, of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt that is opposed by the Board of Directors of GAMCO but that a GAMCO stockholder might consider to be in such stockholder’s best interest. Those provisions include a prohibition against GAMCO stockholders calling a special meeting of stockholders if Mario J. Gabelli and certain persons associated with him do not beneficially own a majority of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors of GAMCO (“Voting Stock”). In addition, the GAMCO Certificate of Incorporation contains provisions relating to the allocation of certain corporate opportunities and resolution of certain potential conflicts of interest. See the sections below entitled “—Overview of Corporate Opportunity and Conflict of Interest Policies,” “—Corporate Opportunity Policy” and “—Conflict of Interests Policy.”

Number of Directors; Removal; Filling Vacancies. The GAMCO Bylaws provide that, subject to any rights of holders of preferred stock to elect directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by directors constituting a majority of the total number of directors that GAMCO would have if there were no vacancies on the Board of Directors of GAMCO (the “Whole Board”), with the Whole Board consisting of not more than twelve nor less than three directors. The GAMCO Certificate of Incorporation and GAMCO Bylaws also provide that, subject to any rights of holders of preferred stock or any other series or class of stock, and unless the Board of Directors of GAMCO otherwise determines, any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum. Accordingly, absent an amendment to the GAMCO Bylaws, the Board of Directors of GAMCO could prevent any GAMCO stockholder from enlarging the Board of Directors of GAMCO and filling the new directorships with such stockholder’s own nominees.

Subject to the rights of holders of GAMCO preferred stock to elect and remove directors under specified circumstances, any or all of the directors may be removed, with or without cause, at any time by the holders of a majority of the Voting Stock.

Nomination of Directors. The GAMCO Bylaws contain advance notice procedures with regard to GAMCO stockholder proposals related to the nomination of candidates for election as directors.

These procedures provide that notice of GAMCO stockholder proposals related to stockholder nominations for the election of directors must be received by GAMCO’s Secretary, in the case of an annual meeting, not less than ninety days nor more than one hundred twenty days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the annual meeting is called for a date that is not within thirty days before or after such anniversary date, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. Stockholder nominations for the election of directors at a special meeting where directors will be elected must be received not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

A stockholder’s notice to GAMCO’s Secretary must be in proper written form and must set forth certain information related to each person whom the stockholder proposes to nominate for election as a director, including:

(i)	the name, age, business address and residence address of such person;

(ii)	the principal occupation or employment of such person;

(iii)	the class, series and number of all shares of stock of GAMCO which are owned by such person;

(iv)	the name of each nominee holder for shares owned beneficially but not of record by such person and the number of shares held by each such nominee holder;

(v)	whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person with respect to stock of GAMCO; and

(vi)	any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder or any successor statute.

The stockholder’s notice to GAMCO’s Secretary must also set forth certain information related to the stockholder giving the notice, including:

(i)	the name and record address of such stockholder;

(ii)	the class, series and number of all shares of stock of GAMCO which are owned by such stockholder;

(iii)	the name of each nominee holder for shares owned beneficially but not of record by such stockholder and the number of shares held by each such nominee holder;

(iv)	whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such stockholder with respect to the stock of GAMCO;

(v)	a description of all arrangements or understandings between that stockholder and any other person in connection with the nomination, including any anticipated benefit to the stockholder therefrom;

(vi)	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and

(vii)	any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations of proxies for election of directors pursuant to the Exchange Act.

The notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

Advance Notice Requirements for Other Stockholder Proposals at Annual Meeting of Stockholders. The GAMCO Bylaws contain advance notice procedures with regard to stockholder proposals not related to nominations at annual meetings. These notice procedures mirror the notice requirements for stockholder proposals related to director nominations for annual meetings discussed above insofar as they relate to the timing of receipt of notice by GAMCO’s Secretary.

A stockholder’s notice to GAMCO’s Secretary must be in proper written form and must set forth certain information related to each matter that the stockholder proposes to bring before the annual meeting, including:

(i)	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

(ii)	the name and record address of such stockholder;

(iii)	information related to the stockholder giving the notice, including (A) the class, series and number of all shares of stock of GAMCO which are owned by such stockholder, (B) the name of each nominee holder for shares owned beneficially but not of record by such stockholder and the number of shares of stock held by each such nominee holder and (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such stockholder with respect to stock of GAMCO;

(iv)	a description of all arrangements or understandings between that stockholder and any other person in connection with the nomination, including any anticipated benefit to the stockholder therefrom;

(v)	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and

(vi)	any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations of proxies for the proposed business to be brought by such stockholder pursuant to the Exchange Act.

Special Meetings. The GAMCO Bylaws provide that, subject to the rights of holders of any series of GAMCO preferred stock to elect additional directors under specified circumstances and the rights of stockholders to call a special meeting to elect a sufficient number of directors to conduct the business of GAMCO under specified circumstances, special meetings of stockholders can be called only by the Board of Directors of GAMCO pursuant to a resolution adopted by a majority of the Whole Board or the Chairman of the Board of Directors of GAMCO, except that prior to the Trigger Date (as defined below), special meetings can also be called at the request of the holders of a majority of the voting power of the then outstanding Voting Stock. The “Trigger Date” is the date on which Mario J. Gabelli beneficially owns less than a majority of the voting power of all the then outstanding Voting Stock. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of meeting given by GAMCO.

The provisions of the GAMCO Bylaws permitting special meetings to be called only by the Chairman of the Board of Directors of GAMCO or at the request of a majority of the Whole Board may have the effect, after the Trigger Date, of delaying consideration of a stockholder proposal until the next annual meeting. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the Chairman of the Board of Directors of GAMCO or a majority of the Whole Board by calling a special meeting of stockholders prior to the time such parties believe such consideration to be appropriate.

Liability of Directors; Indemnification. The GAMCO Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, no director of GAMCO shall be liable to GAMCO or its stockholders for monetary damages for the breach of fiduciary duty in such capacity. Under the DGCL, such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (unlawful payments of dividends or unlawful stock repurchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

As a result of this provision, GAMCO and its stockholders may be unable to obtain monetary damages from a director for breach of that director’s duty of care. Although stockholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, stockholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

The GAMCO Bylaws provide that GAMCO will indemnify any person who was or is a party to any threatened, pending, or completed action, suit or proceeding because he or she is or was a director or officer of GAMCO or is or was serving at the request of GAMCO as a director or officer of another corporation, partnership or other enterprise. The GAMCO Bylaws provide that indemnification will be from and against expenses, judgments, fines and amounts paid in settlement by the indemnitee. However, this indemnification will only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of GAMCO, and with respect to a criminal action or proceeding, if the indemnitee had no reasonable cause to believe that his or her conduct was unlawful.

Overview of Corporate Opportunity and Conflict of Interest Policies. In order to address certain potential conflicts of interest between GAMCO and Mario J. Gabelli, members of his immediate family and affiliates, Mario J. Gabelli and members of his immediate family who are at the time officers or directors of GAMCO have agreed to limitations on their activities in the investment management business other than Permissible Accounts. References to “Permissible Accounts” mean the funds and accounts managed outside GAMCO which are permitted under the GAMCO Certificate of Incorporation. In addition, the GAMCO Certificate of Incorporation contains provisions concerning the conduct of certain affairs of GAMCO as they may involve Mario J. Gabelli, members of his immediate family and affiliates, and the powers, rights, duties and liabilities of GAMCO and its subsidiaries and their respective officers, directors and stockholders in connection therewith.

For purposes of these provisions, which are summarized below,

(i)	“GAMCO” includes its subsidiaries and other entities in which it beneficially owns 50% or more of the outstanding voting securities or comparable interests, and

(ii)	a “Gabelli” includes Mario J. Gabelli, any member of his immediate family who is at the time an officer or director of GAMCO and any entity in which one or more Gabellis beneficially own a controlling interest of the outstanding voting securities or comparable interests.

“Corporate opportunities” potentially allocable to GAMCO consist of business opportunities that

(i)	GAMCO is financially able to undertake;

(ii)	are, from their nature, in GAMCO’s actual line or lines of business and are of practical advantage to GAMCO; and

(iii)	are ones in which GAMCO has an interest or reasonable expectancy.

“Corporate opportunities” do not include transactions in which GAMCO or a Gabelli is permitted to participate pursuant to any agreement between GAMCO and such Gabelli that is in effect as of the time any equity security of GAMCO is held of record by any person other than a Gabelli or is subsequently entered into with the approval of the members of the Board of Directors of GAMCO and do not include passive investments.

Before the Trigger Date, the affirmative vote of the holders of a majority of the outstanding Voting Stock, voting together as a single class, will be required to alter, amend or repeal any of these conflict of interest or corporate opportunity provisions in a manner adverse to the interests of any Gabelli. After the Trigger Date, such vote will be increased to 80% to alter, amend, repeal or replace any of the conflict of interest and corporate opportunity provisions.

Corporate Opportunity Policy. Except with respect to opportunities that involve Permissible Accounts, if a Gabelli acquires knowledge of a potential transaction on a matter that is a corporate opportunity for both any Gabelli and GAMCO, such Gabelli will have a duty to communicate that opportunity to GAMCO and may not pursue that opportunity or direct it to another person unless GAMCO declines such opportunity or fails to pursue it.

If a director or officer of GAMCO other than a Gabelli acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both GAMCO and a Gabelli, the GAMCO Certificate of Incorporation requires that such director or officer act in good faith in accordance with the following two-part policy.

First, a corporate opportunity offered to any person who is a director but not an officer of GAMCO and who is also a director (whether or not an officer) of an entity which is at the time a Gabelli will belong to such Gabelli or to GAMCO, as the case may be, depending on whether the opportunity is expressly offered to the person primarily in his or her capacity as an officer or director of the entity which is at the time a Gabelli or of GAMCO, respectively. Otherwise, the opportunity will belong to GAMCO to the same extent as if the opportunity came directly to GAMCO.

Second, a corporate opportunity offered to any person who is an officer (whether or not a director) of GAMCO and who is also a director or an officer of an entity which is at the time a Gabelli will belong to GAMCO, unless the opportunity is expressly offered to that person primarily in his or her capacity as a director or officer of the entity which is at the time a Gabelli, in which case the opportunity will belong to such Gabelli to the same extent as if the opportunity came directly to a Gabelli.

Under the GAMCO Certificate of Incorporation, a director or officer of GAMCO (other than a Gabelli) who acts in accordance with the foregoing two-part policy

(i)	will be deemed fully to have satisfied his or her fiduciary duties to GAMCO and its stockholders with respect to such corporate opportunity;

(ii)	will not be liable to GAMCO or its stockholders for any breach of fiduciary duty by reason of the fact that a Gabelli pursues or acquires such opportunity or directs such corporate opportunity to another person or entity or does not communicate information regarding such opportunity to GAMCO;

(iii)	will be deemed to have acted in good faith and in a manner he or she reasonably believes to be in the best interests of GAMCO; and

(iv)	will be deemed not to have breached his or her duty of loyalty to GAMCO or its stockholders and not to have derived an improper benefit therefrom.

Under the GAMCO Certificate of Incorporation, any corporate opportunity that belongs to a Gabelli or to GAMCO pursuant to the foregoing policy will not be pursued by the other (or directed by the other to another person or entity) unless and until such Gabelli or GAMCO, as the case may be, determines not to pursue the opportunity. If the party to whom the corporate opportunity belongs does not, however, within a reasonable period of time, begin to pursue, or thereafter continue to pursue, such opportunity diligently and in good faith, the other party may pursue such opportunity (or direct it to another person or entity).

Conflict of Interests Policy. The GAMCO Certificate of Incorporation provides that no contract, agreement, arrangement or transaction, or any amendment, modification or termination thereof, or any waiver of any right thereunder, (each, a “Transaction”) between GAMCO and

(i)	a Gabelli,

(ii)	any customer or supplier or any entity in which a director of GAMCO has a financial interest (a “GAMCO Related Entity”), or

(iii)	one or more of the directors or officers of GAMCO or any GAMCO Related Entity will be voidable solely because any of the persons or entities listed in (i) through (iii) above are parties thereto, if the standard specified below is satisfied.

Further, no Transaction will be voidable solely because any such directors or officers are present at or participate in the meeting of the Board of Directors of GAMCO or committee thereof that authorizes the Transaction or because their votes are counted for such purpose, if the standard specified is satisfied. That standard will be satisfied, and such Gabelli, the GAMCO Related Entity, and the directors and officers of GAMCO or the GAMCO Related Entity (as applicable) will be deemed to have acted reasonably and in good faith (to the extent such standard is applicable to such person’s conduct) and fully to have satisfied any duties of loyalty and fiduciary duties they may have to GAMCO and its stockholders with respect to such Transaction if any of the following four requirements are met:

(i)	the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the Board of Directors of GAMCO or the committee thereof that authorizes the Transaction, and the Board of Directors of GAMCO or such committee in good faith approves the Transaction by the affirmative vote of a majority of the disinterested directors on the Board of Directors of GAMCO or such committee, even if the disinterested directors are less than a quorum;

(ii)	the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the holders of Voting Stock entitled to vote thereon, and the Transaction is specifically approved by vote of the holders of a majority of the voting power of the then outstanding Voting Stock not owned by such Gabelli or such GAMCO Related Entity, voting together as a single class;

(iii)	the Transaction is effected pursuant to guidelines that are in good faith approved by a majority of the disinterested directors on the Board of Directors of GAMCO or the applicable committee thereof or by vote of the holders of a majority of the then outstanding Voting Stock not owned by such Gabelli or such GAMCO Related Entity, voting together as a single class; or

(iv)	the Transaction is fair to GAMCO as of the time it is approved by the Board of Directors of GAMCO, a committee thereof or the stockholders of GAMCO.

The GAMCO Certificate of Incorporation also provides that any such Transaction authorized, approved, or effected, and each of such guidelines so authorized or approved, as described in (i), (ii) or (iii) above, will be deemed to be entirely fair to GAMCO and its stockholders, except that, if such authorization or approval is not obtained, or such Transaction is not so effected, no presumption will arise that such Transaction or guideline is not fair to GAMCO and its stockholders. In addition, the GAMCO Certificate of Incorporation provides that a Gabelli will not be liable to GAMCO or its stockholders for breach of any fiduciary duty that a Gabelli may have as a stockholder of GAMCO by reason of the fact that a Gabelli takes any action in connection with any transaction between such Gabelli and GAMCO. For purposes of these provisions, interests in an entity that are not equity or ownership interests or that constitute less than 10% of the equity or ownership interests of such entity will not be considered to confer a financial interest on any person who beneficially owns such interests.

Listing. The GAMCO Class A common stock is listed on the NYSE under the symbol “GBL.”

The Exchange Agent. The exchange agent for the exchange offer is Computershare Trust Company, N.A.

COMPARISON OF SECURITYHOLDERS’ RIGHTS

Upon completion of the exchange offer, AC stockholders who exchange their shares of AC Class A common stock for shares of GAMCO Class A common stock will become stockholders of GAMCO. These holders’ rights will continue to be governed by Delaware law and will be governed by the GAMCO Certificate of Incorporation and the GAMCO Bylaws. Because AC and GAMCO are both organized under the laws of the State of Delaware, differences in the rights of a stockholder of AC from those of a stockholder of GAMCO arise principally from provisions of the constitutive documents of each of AC and GAMCO, which differ slightly.

The following is a comparison of the key terms in each of the GAMCO Certificate of Incorporation and the GAMCO Bylaws and Associated Capital’s Amended and Restated Certificate of Incorporation (the “AC Certificate of Incorporation”) and Associated Capital’s Amended and Restated Bylaws (the “AC Bylaws”). This summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to GAMCO’s and AC’s constitutive documents (as such documents may be amended), which you should read. Copies of these documents have been filed with the SEC. To find out where you can get copies of these documents, see “Where To Obtain Additional Information.”

	GAMCO	AC
Authorized Capital	210,000,000 shares, consisting of: (i) 100,000,000 shares of Class A common stock, par value of $0.001 per share, (ii) 100,000,000 shares of Class B common stock, par value of $0.001 per share, and (iii) 10,000,000 shares of preferred stock, having a par value of $0.001 per share.	210,000,000 shares, consisting of: (i) 100,000,000 shares of Class A common stock, par value of $0.001 per share, (ii) 100,000,000 shares of Class B common stock, par value of $0.001 per share, and (iii) 10,000,000 shares of preferred stock, having a par value of $0.001 per share.
Outstanding Stock	As of October 31, 2017, there are 10,089,844 shares of Class A common stock, 19,062,168 shares of Class B common stock and no shares of preferred stock issued and outstanding.	As of October 31, 2017, there are 4,505,966 shares of Class A common stock, 19,195,649 shares of Class B common stock and no shares of preferred stock issued and outstanding.
Conversion of Class B common stock	By resolution of the Board of Directors of GAMCO, up to 637,994 shares of GAMCO Class B common stock can be converted into shares of GAMCO Class A common stock at the option of the holder on a first come first serve basis.	Under the AC Certificate of Incorporation, all shares of AC Class B common stock can be converted into one share of AC Class A common stock at the option of the holder at any time upon written notice to AC.
Dividend Policy	GAMCO has no legal or contractual obligation to pay dividends.	AC has no legal or contractual obligation to pay dividends.

Voting, Generally

The holders of Class A common stock and Class B common stock have identical voting rights except that:

(i)       holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to ten votes per share on all matters to be voted on by stockholders; and

(ii)       holders of Class A common stock are not eligible to vote on matters relating exclusively to Class B common stock and vice versa.

Cumulative voting is not permitted.

The holders of Class A common stock and Class B common stock have identical voting rights except that:

(i)       holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to ten votes per share on all matters to be voted on by stockholders; and

(ii)       holders of Class A common stock are not eligible to vote on matters relating exclusively to Class B common stock and vice versa.

Cumulative voting is not permitted.

Stockholder Action by Written Consent	Stockholders will be able to take action by written consent if consents are received by the stockholders having not less than the minimum number of votes necessary to approve the action at a meeting.	Stockholders will be able to take action by written consent if consents are received by the stockholders having not less than the minimum number of votes necessary to approve the action at a meeting.
Number of Directors and Size of Board	The GAMCO Certificate of Incorporation provides that the number of directors shall be fixed from time to time by the affirmative vote of a majority of the Board of Directors, but in no event shall there be less than three (3) or more than twelve (12) directors. GAMCO’s Board of Directors has currently set the number of directors at seven (7).	The AC Certificate of Incorporation provides that the number of directors shall be fixed from time to time by the affirmative vote of a majority of the Board of Directors, but in no event shall there be less than three (3) or more than twelve (12) directors. AC’s Board of Directors has currently set the number of directors at seven (7).
Term of Directors	Directors serve for one-year terms until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.	Directors serve for one-year terms until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.
Removal of Directors	The GAMCO Certificate of Incorporation provides that any director or the entire board of directors of the company may be removed, with or without cause, by the holders of only a majority of the shares then entitled to vote at an election of directors.	The AC Certificate of Incorporation provides that any director or the entire board of directors of the company may be removed, with or without cause, by the holders of only a majority of the shares then entitled to vote at an election of directors.
Vacancies	Vacancies are filled by the majority of directors then in office, even if less than a quorum, or by a sole remaining director.	Vacancies are filled by the vote of the majority of directors then in office, even if less than a quorum, or by a sole remaining director.

Advance Notice Procedures for a Stockholder Proposal	In general, a stockholder wishing to nominate a director or raise another proposal must notify GAMCO in writing no less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders.	In general, a stockholder wishing to nominate a director or raise another proposal must notify AC in writing no less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders.
	This notice must contain specific information concerning the person to be nominated or the matters to be brought before the meeting as well as specific information concerning the stockholder submitting the proposal.	This notice must contain specific information concerning the person to be nominated or the matters to be brought before the meeting as well as specific information concerning the stockholder submitting the proposal.
Calling Special Meeting of Stockholders

Special meetings of GAMCO’s stockholders may be called only by the board of directors pursuant to a resolution adopted by a majority of the whole board or the chairman of the board, except that prior to the Trigger Date (as defined below), special meetings can also be called at the request of the holders of a majority of the voting power of the then outstanding voting stock.

The “Trigger Date” is the date on which Mario J. Gabelli beneficially owns less than a majority of the voting power of all the then outstanding voting stock.

Special meetings of AC’s stockholders may be called only by the board of directors pursuant to a resolution adopted by a majority of the whole board or the chairman of the board, except that prior to the Trigger Date (as defined below), special meetings can also be called at the request of the holders of a majority of the voting power of the then outstanding voting stock.

The “Trigger Date” is the date on which Mario J. Gabelli beneficially owns less than a majority of the voting power of all the then outstanding voting stock.

Business Combinations with Interested Parties	Section 203 of the DGCL (relating to business combinations with interested stockholders) does not apply to GAMCO.	Section 203 of the DGCL (relating to business combinations with interested stockholders) does not apply to AC.
Conflict of Interest Policy

The GAMCO Certificate of Incorporation provides that no contract, agreement, arrangement or transaction, or any amendment, modification or termination thereof, or any waiver of any right thereunder, between GAMCO and

(i)   a Gabelli,

(ii)   GAMCO Related Entity, or

(iii)   one or more of the directors or officers of GAMCO or any GAMCO Related Entity will be voidable solely because any of the persons or entities listed in (i) through (iii) above are parties thereto, if certain conditions described in the GAMCO Certificate of Incorporation are satisfied.

The AC Certificate of Incorporation provides that no contract, agreement, arrangement or transaction, or any amendment, modification or termination thereof, or any waiver of any right thereunder, between AC and

(i) a Gabelli (defined below),

(ii) any customer or supplier or any entity in which a director of AC has a financial interest (an “AC Related Entity”), or

(iii) one or more of the directors or officers of AC or any AC Related Entity.

will be voidable solely because any of the persons or entities listed in (i) through (iii) above are parties thereto, if certain conditions described in the AC Certificate of Incorporation are satisfied.

A “Gabelli” includes Mario J. Gabelli, any member of his immediate family (which shall include Mr. Gabelli's spouse, parents, children and siblings) who is at the time an officer or director of AC and any entity in which one or more Gabellis beneficially own a controlling interest of the outstanding voting securities or comparable interests.

Litigation Cost-Shifting Provision	The GAMCO Bylaws provides, to the fullest extent permitted by law, for the shifting of litigation expenses to an unsuccessful plaintiff in intra-corporate litigation who does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought.	The AC Bylaws does not include this provision.
Litigation Forum Selection	The GAMCO Certificate of Incorporation provides that, unless GAMCO consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of GAMCO to GAMCO or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the GAMCO Certificate of Incorporation or GAMCO Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware).	The AC Certificate of Incorporation provides that, unless AC consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of AC to AC or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the AC Certificate of Incorporation or AC Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware).

LEGAL MATTERS

The validity of the GAMCO Class A common stock offered by this prospectus/offer to exchange and certain other legal matters with respect to the exchange offer will be passed upon for GAMCO by Olshan Frome Wolosky LLP, New York, New York.

EXPERTS

The consolidated financial statements of AC as of December 31, 2016 and 2015 and for the period ended December 31, 2016 incorporated in this prospectus/offer to exchange by reference from the Associated Capital Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which report expresses an unqualified opinion and includes an explanatory paragraph regarding the separation from GAMCO on November 30, 2015, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements, and the related financial statement schedule, of GAMCO as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, incorporated in this prospectus/offer to exchange by reference from the GAMCO Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and the effectiveness of GAMCO internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE TO OBTAIN ADDITIONAL INFORMATION

AC and GAMCO file annual, quarterly and current reports, proxy statements and other information with the SEC. AC stockholders may read and copy any reports, statements or other information that AC and GAMCO file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. AC’s and GAMCO’s public filings also are available to the public from commercial document retrieval services and may be obtained without charge at the SEC’s website at http://www.sec.gov.

GAMCO has filed a registration statement on Form S-4 with the SEC to register the offer and exchange of the GAMCO Class A common stock to be exchanged in the offer. This prospectus/offer to exchange is a part of that registration statement. GAMCO may also file amendments to such registration statement. In addition, on the date of the initial filing of the registration statement on Form S-4 of which this prospectus/offer to exchange is a part, AC filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act, together with exhibits, to furnish certain information about the offer. AC may file amendments to the Schedule TO. As allowed by SEC rules, this prospectus/offer to exchange does not contain all of the information in the registration statement or the Schedule TO, or the exhibits to the registration statement or the Schedule TO. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting AC as directed elsewhere in this prospectus/offer to exchange.

The SEC allows GAMCO to incorporate information into this document “by reference,” which means that GAMCO can disclose important information to AC stockholders by referring to another document or information filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information amended or superseded by information contained in, or incorporated by reference into, this document. This prospectus/offer to exchange incorporates by reference the documents and information set forth below that GAMCO and AC have previously filed with the SEC. These documents contain important information about GAMCO and AC and their financial condition, businesses, operations and results.

GAMCO Filings:

GAMCO Information Incorporated by Reference	Period Covered or Date of Filing
Annual Report on Form 10-K	Fiscal year ended December 31, 2016, as filed with the SEC on March 7, 2017
The description of GAMCO’s capital stock set forth in GAMCO’s Registration Statement on Form 8-A/A	As filed with the SEC on November 22, 2013, together with all amendments and reports filed for the purpose of updating such description
Quarterly Reports on Form 10-Q	For the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017, as filed with the SEC on May 3, 2017, August 3, 2017 and November 7, 2017, respectively
Current Reports on Form 8-K	Filed with the SEC on: • November 22, 2017 • October 5, 2017 • June 1, 2017 • May 9, 2017 • May 4, 2017
Definitive Proxy Statement on Schedule 14A	For the 2017 annual meeting of stockholders, filed with the SEC on April 12, 2017

Associated Capital Filings:

AC Information Incorporated by Reference	Period Covered or Date of Filing
Annual Report on Form 10-K	Fiscal year ended December 31, 2016, as filed with the SEC on March 14, 2017
The description of AC’s capital stock set forth in AC’s Registration Statement on Form 10	As filed with the SEC on May 12, 2015, together with all amendments and reports filed for the purpose of updating such description
Quarterly Reports on Form 10-Q	For the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017, as filed with the SEC on May 3, 2017, August 4, 2017 and November 7, 2017, respectively
Current Reports on Form 8-K	Filed with the SEC on: • October 13, 2017 • June 1, 2017 • May 9, 2017 • May 4, 2017
• February 9, 2017
• January 4, 2017
Proxy Statement on Schedule 14A	For the 2017 annual meeting of stockholders, filed with the SEC on April 13, 2017

GAMCO also hereby incorporates by reference any additional documents that either it or Associated Capital may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus/offer to exchange to the termination of the offer. Nothing in this prospectus/offer to exchange shall be deemed to incorporate information furnished but not filed with the SEC or the contents of GAMCO’s and Associated Capital’s websites.

AC stockholders may obtain any of these documents without charge upon request to Associated Capital’s Secretary at (914) 921-3700 or in writing to Associated Capital Group, Inc., c/o Secretary, One Corporate Center, Rye, New York 10580, or from the SEC at the SEC’s website at http://www.sec.gov.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The GAMCO Certificate of Incorporation provides that to the fullest extent permitted by the DGCL, no director of GAMCO will be personally liable to GAMCO or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: (i) for any breach of the director’s duty of loyalty to the GAMCO or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (unlawful payments of dividends or unlawful stock repurchases or redemptions); or (iv) for any transaction from which the director derived any improper personal benefit. The GAMCO Certificate of Incorporation provides further that, to the fullest extent permitted by law, GAMCO shall indemnify and hold harmless and advance expenses to any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of GAMCO or any predecessor of GAMCO, or serves or served at any other enterprise as a director or officer at the request of GAMCO, any predecessor to GAMCO or any subsidiary or affiliate of GAMCO.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the DGCL also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

The GAMCO Bylaws provide that GAMCO shall indemnify any person who was or is a party to any threatened, pending, or completed action, suit or proceeding because he or she is or was a director, officer, employee or agent of GAMCO or is or was serving at the request of GAMCO as a director or officer of another corporation, partnership or other enterprise, or as a trustee, fiduciary or administrator of any pension, profit sharing or other benefit plan for any of the Registrant’s employees, against expenses (including attorneys’ fees), judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of GAMCO, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Item 21. Exhibits and Financial Statement Schedules.

A list of exhibits filed with this registration statement is contained in the index to exhibits, which is incorporated by reference into this Item 21.

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus/offer to exchange required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus/offer to exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus/offer to exchange filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus/offer to exchange, to each person to whom the prospectus/offer to exchange is sent or given, the latest annual report to securityholders that is incorporated by reference in the offer to exchange and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the offer to exchange, to deliver, or cause to be delivered to each person to whom the prospectus/offer to exchange is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus/offer to exchange to provide such interim financial information.

(d)

(1)	The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The undersigned registrant herby undertakes that every prospectus (i) that is filed pursuant to paragraph (d)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f)	The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus/offer to exchange pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rye, State of New York on December 18, 2017.

GAMCO INVESTORS, INC.

By:	/s/ Kieran Caterina	By:	/s/ Diane M. Lapointe
Name:	Kieran Caterina	Name:	Diane M. LaPointe
Title:	Co-Chief Accounting Officer (Co-Principal Accounting Officer)	Title:	Co-Chief Accounting Officer (Co-Principal Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Kieran Caterina, Kevin Handwerker and Diane M. LaPointe and each of them severally, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mario J. Gabelli	Chairman of the Board, Chief Executive Officer and Director	December 18, 2017
Mario J. Gabelli	(Principal Executive Officer)

/s/ Kieran Caterina	Co-Chief Accounting Officer	December 18, 2017
Kieran Caterina	(Co-Principal Accounting Officer)

/s/ Diane M. Lapointe	Co-Chief Accounting Officer	December 18, 2017
Diane M. LaPointe	(Co-Principal Accounting Officer)

/s/ Edwin L. Artzt	Director	December 18, 2017
Edwin L. Artzt

/s/ Raymond C. Avansino. Jr.	Director	December 18, 2017
Raymond C. Avansino, Jr.

/s/ Leslie B. Daniels	Director	December 18, 2017
Leslie B. Daniels

/s/ Eugene R. McGrath	Director	December 18, 2017
Eugene R. McGrath

/s/ Robert S. Prather, Jr.	Director	December 18, 2017
Robert S. Prather, Jr.

/s/ Elisa M. Wilson	Director	December 18, 2017
Elisa M. Wilson

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

2.1	Agreement and Plan of Merger, dated October 14, 2013, between GAMCO Investors, Inc., a New York corporation and GAMCO Investors, Inc., a Delaware corporation. (Incorporated by reference to Exhibit 2.1 to the Report on Form 8-K of GAMCO Investors, Inc. dated November 20, 2013 filed with the Securities and Exchange Commission on November 22, 2013).

2.2	Separation and Distribution Agreement, dated November 30, 2015, by and between GAMCO Investors, Inc. and Associated Capital Group, Inc. (Incorporated by reference to Exhibit 2.1 to the Report on Form 8-K of GAMCO Investors, Inc. dated November 30, 2015 filed with the Securities and Exchange Commission on December 4, 2015).

3.1	Amended and Restated Certificate of Incorporation of GAMCO Investors, Inc. (Incorporated by reference to Exhibit 3.1 to the Report on Form 8-K of GAMCO Investors, Inc. dated November 20, 2013 filed with the Securities and Exchange Commission on November 22, 2013).

3.2	Amended and Restated Bylaws of GAMCO Investors, Inc. (Incorporated by reference to Exhibit 3.2 to the Report on Form 8-K of GAMCO Investors, Inc. dated November 20, 2013 filed with the Securities and Exchange Commission on November 22, 2013).

3.3	Amendment No. 1 to Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.3 to the Report on Form 8-K of GAMCO Investors, Inc. dated September 23, 2014 filed with the Securities and Exchange Commission on September 26, 2014).

4.1	Form of Common Stock Certificate. (Incorporated by reference to Exhibit 4.1 to the Report on Form 8-K of GAMCO Investors, Inc. dated November 20, 2013 filed with the Securities and Exchange Commission on November 22, 2013).

5.1+	Opinion of Olshan Frome Wolosky LLP regarding legality of GAMCO Investors, Inc. common stock being registered pursuant to this Registration Statement.

8.1*	Opinion of Olshan Frome Wolosky LLP regarding certain tax matters.

21.1	Subsidiaries of GAMCO Investors, Inc. (Incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K of GAMCO Investors, Inc. dated March 7, 2017 filed with the Securities and Exchange Commission on March 7, 2017).

23.1+	Consent of Olshan Frome Wolosky LLP (included in Exhibit 5.1 of the Registration Statement).

23.2*	Consent of Olshan Frome Wolosky LLP (included in Exhibit 8.1 of the Registration Statement).

23.3*	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Associated Capital Group, Inc.

23.4*	Consent of Deloitte & Touche LLP, independent registered public accounting firm of GAMCO Investors, Inc.

Exhibit Number	Description of Exhibit

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

99.1+	Form of Letter of Transmittal.

99.2+	Form of Notice of Guaranteed Delivery.

99.3+	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4+	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

_________________

* Filed herewith.

+ To be filed by amendment to the Form S-4.

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